Exhibit 10.1

STOCK PURCHASE AGREEMENT
by and between
CHIESI FARMACEUTICI SPA

and
CORNERSTONE THERAPEUTICS INC.
Dated as of May 6, 2009

(continued)

(continued)
EXHIBITS

Exhibit A: Employment Agreements

Exhibit B: Stockholders Agreement

Exhibit C: Governance Agreement

Exhibit D: Purchaser Registration Rights Agreement

Exhibit E: Stockholders Registration Rights Agreement

Exhibit F: Form of Charter Amendment

Exhibit G: Amended Bylaws

Exhibit H: Form of U.S. Curosurf Agreement
SCHEDULES

Company Disclosure Schedule

Schedule A: List of Individuals Entering into Employment Agreements

Schedule B: List of Stockholders Entering into Stockholders Voting Agreement

Schedule C: Data Regarding U.S. Sales of Curosurf

INDEX OF DEFINED TERMS

Page
2008 Annual Report	8
affiliate	40
Agreement	1
Amended Bylaws	2
Antitrust Division	29
Balance Sheet Date	9
Benefit Plans	10
business day	39
Cash Consideration	3
Charter Amendment	2
Charter Amendment Approval	7
Charter Documents	4
Closing	3
Closing Date	3
Code	5
Common Stock	1
Company	1
Company Balance Sheet	9
Company Disclosure Schedule	3
Company Intellectual Property	16
Company Material Contracts	18
Company Option Plans	5
Company Permits	13
Company Preferred Stock	5
Company SEC Documents	8
Company Stock Awards	5
Company Stock Sale	3
Confidentiality Agreement	29
Consideration	3
contract	8
control	40
Curosurf Intellectual Property	22
Curosurf MAE	22
DGCL	7
Drug Law	12
DSOS	8
EMEA	12
Employment Agreements	1
Encumbrances	6
Environmental Laws	17
ERISA	10
ERISA Affiliate	10
Exchange Act	8
expenses	34
FDA	12

Page
Financial Advisor	16
First Quarter Form 10-Q	9
FTC	29
Fully Diluted Basis	31
Governance Agreement	1
Governmental Authority	8
HSR Act	8
Indebtedness	24
Initial Stock Purchase Agreement	1
Initial Stock Sale	1
Intellectual Property	16
Investigational Products	13
laws	12
Material Adverse Effect	4
New Shares	1
ordinary course of business	39
Pension Plans	10
Permitted Encumbrances	16
person	39
Proxy Statement	27
Purchaser	1
Purchaser Registration Rights Agreement	1
Purchaser Voting Agreement	2
reasonable best efforts	39
Recommendation	27
Representatives	28
SEC	8
Share Deficit Amount	31
Stock Sale Approval	7
Stockholders Agreement	1
Stockholders Meeting	27
Stockholders Registration Rights Agreement	2
Stockholders Voting Agreement	2
subsidiary	39
Superior Proposal	26
Takeover Proposal	26
Tax	15
Tax Return	15
Termination Date	33
Termination Fee	35
to the Company’s knowledge	39
Transaction Documents	2
U.S. Curosurf Agreement	3
U.S. Curosurf Rights	3

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT, dated as of May 6, 2009 (this “Agreement” ), is by and between CHIESI FARMACEUTICI SPA, a corporation organized under the laws of Italy (“Purchaser”), and CORNERSTONE THERAPEUTICS INC., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the parties wish to engage in a series of transactions pursuant to which, among other things (i) Purchaser will purchase an aggregate of 1,600,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) from two of the Company’s stockholders for an aggregate consideration of $8,800,000 (which represents $5.50 per share) (the “Initial Stock Sale”); (ii) Purchaser will contribute to the Company $15,465,075 in cash and the U.S. Curosurf Rights (as defined below) in exchange for 11,902,741 newly-issued shares of Common Stock (the “New Shares”); and (iii) upon completion of the Initial Stock Sale and the Company Stock Sale (as defined below), Purchaser will own approximately 13,502,741 shares of Common Stock;
     WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser and two stockholders of the Company are entering into a stock purchase agreement (the “Initial Stock Purchase Agreement”), dated the same date as this Agreement, which provides for the Initial Stock Sale to be consummated upon the terms and subject to the conditions set forth therein and substantially concurrently with the consummation of the transactions contemplated by this Agreement;
     WHEREAS, concurrently with the execution and delivery of this Agreement, certain executives of the Company set forth on Schedule A hereto are entering into employment agreements with the Company (the “Employment Agreements”), each dated the same date as this Agreement, which shall become effective upon the Closing (as defined below), copies of which are attached hereto as Exhibit A;
     WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser, certain stockholders of the Company and the Company are entering into a Stockholders Agreement (the “Stockholders Agreement”), dated the same date as this Agreement, which shall become effective upon the Closing and which provides for, among other things, restrictions on transfers of Common Stock owned by the stockholders and certain call options and rights of first offer over Common Stock owned by the executives, a copy of which is attached hereto as Exhibit B;
     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Purchaser and, solely with respect to the sections identified therein, certain stockholders of the Company named therein are entering into a Governance Agreement (the “Governance Agreement”), dated the same date as this Agreement, which shall become effective upon the Closing and which sets forth certain rights and obligations of the Company and Purchaser concerning, among other things, certain corporate governance matters, the voting of Purchaser’s shares of Common Stock and certain limitations on future acquisitions and dispositions of shares of Common Stock by Purchaser, a copy of which is attached hereto as Exhibit C;
     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Purchaser are entering into a Registration Rights Agreement (the “Purchaser Registration Rights Agreement”), dated the same date as this Agreement, which shall become effective upon the Closing and which sets forth Purchaser’s right to require the Company to file with the SEC (as defined below) certain registration statements under the Securities Act (as defined below) with respect to the resale of the shares of Common Stock acquired pursuant to the Initial Stock Sale and Company Stock Sale, a copy of which is attached hereto as Exhibit D;

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and certain stockholders of the Company are entering into a Registration Rights Agreement (the “Stockholders Registration Rights Agreement”), dated the same date as this Agreement, which shall become effective upon the Closing and which sets forth such stockholders’ rights to require the Company to file with the SEC (as defined below) certain registration statements under the Securities Act (as defined below) with respect to the resale of the shares of Common Stock owned by such stockholders, a copy of which is attached hereto as Exhibit E;
     WHEREAS, the Governance Agreement contemplates that an amendment to the Company’s certificate of incorporation in the form attached hereto as Exhibit F (the “Charter Amendment”) will be adopted, filed, and become effective following the Closing in accordance with applicable law, and the amended and restated bylaws of the Company in the form attached hereto as Exhibit G (the “Amended Bylaws”) will be adopted concurrently with the approval of the transactions contemplated by this Agreement and will become effective at or prior to the Closing;
     WHEREAS, the board of directors of the Company has, by the unanimous vote of the directors present (i) determined that the Company Stock Sale is fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved this Agreement, the Charter Amendment, the Amended Bylaws and the other Transaction Documents (as defined below) and the transactions contemplated hereby and thereby, (iii) declared advisable the Charter Amendment, and (iv) resolved to submit each of the Company Stock Sale and the Charter Amendment to a vote of the Company’s stockholders and, subject to the terms hereof, to recommend approval by the stockholders of the Company Stock Sale and the Charter Amendment;
     WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser and certain of the existing stockholders of the Company set forth on Schedule B hereto are entering into a voting agreement (the “Stockholders Voting Agreement”), dated the same date as this Agreement, pursuant to which such existing stockholders have agreed to vote all of the shares of Common Stock that are beneficially owned by them on the applicable record date in favor of the approval of the Company Stock Sale and the approval and adoption of the Charter Amendment; and
     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Purchaser are entering into a voting agreement (the “Purchaser Voting Agreement”, and, together with this Agreement, the Initial Stock Purchase Agreement, the Employment Agreements, the Stockholders Agreement, the Governance Agreement, the Purchaser Registration Rights Agreement, the Stockholders Registration Rights Agreement, the Charter Amendment, the Amended Bylaws, the Stockholders Voting Agreement and the Purchaser Voting Agreement, the “Transaction Documents”), dated the same date as this Agreement, pursuant to which Purchaser has agreed to vote all of the shares of Common Stock that will be beneficially owned by them after the Closing and on the applicable record date in favor of the approval of and adoption of the Charter Amendment.
     NOW, THEREFORE, the parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
     Section 1.1. Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth in this Agreement and following the closing of the Initial Stock Sale, the Company will issue and sell the New Shares to Purchaser, and Purchaser will purchase and accept the New Shares from the Company (the “Company Stock Sale”).

     Section 1.2. Consideration. The consideration (the “Consideration”) to be paid by Purchaser to the Company for the New Shares at the Closing shall be (a) U.S.$ 15,465,075 (the “Cash Consideration”) and (b) the license, grant, assignment and transfer of the exclusive rights to distribute and market Curosurf in the United States (the “U.S. Curosurf Rights”) pursuant to and in accordance with the terms of a license and distribution agreement between Purchaser and the Company in the form of Exhibit H, to be dated prior to or as of the date of the Closing (the “U.S. Curosurf Agreement”).
     Section 1.3. Closing. The closing of the Company Stock Sale (the “Closing”) shall be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time, on the second business day following the satisfaction or waiver of all conditions set forth in Article V (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time or place as Purchaser and the Company mutually shall agree. The date of the Closing is referred to herein as the “Closing Date”.
     Section 1.4. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to the Company:
     (a) the Cash Consideration, by wire transfer of immediately available funds in United States dollars to such account or accounts as the Company may direct in advance by written notice to Purchaser; and
     (b) a duly executed counterpart of the U.S. Curosurf Agreement.
     Section 1.5. Closing Deliveries by the Company. At the Closing, the Company shall deliver to Purchaser:
     (a) certificates representing the New Shares; and
     (b) a duly executed counterpart of the U.S. Curosurf Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Purchaser that (i) except as set forth in the disclosure schedule delivered by the Company to Purchaser prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which schedule shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided, that an item disclosed in any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is readily apparent on the face of such disclosure) and (ii) except as disclosed in the Company SEC Documents (as defined below) filed and publicly available before the date of this Agreement (except for the forward-looking statements therein and the risk factors thereof):
     Section 2.1. Organization; Qualification.
     (a) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company has made available to Purchaser before the date of this Agreement complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws (or corresponding organizational documents) of each of its subsidiaries (collectively, the “Charter Documents”). Such Charter Documents are in full force and effect and the Company is not in default of any provision thereunder.
     (b) The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the assets or property owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. For purposes of this Agreement, a “Material Adverse Effect” means any event, circumstance, change or effect individually or in the aggregate that has or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole or impairs, prevents or delays the ability of the Company to perform its obligations hereunder, other than any event, circumstance, change or effect due to (A) general economic, market or political conditions, except in the event those conditions have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, as compared to other persons operating in the same industry, (B) matters generally affecting the industry in which the Company operates, except in the event those conditions have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, as compared to other persons operating in the same industry, (C) the announcement or expectation of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including any termination of, reduction in or other negative impact on relationships, contractual or otherwise, with any funding sources, customers, suppliers, distributors, licensors, licensees, partners or employees of the Company or any of its subsidiaries to the extent related to the announcement or performance of this Agreement and the other Transaction Documents or the identity of Purchaser, (D) any of the requirements or limitations imposed on any party pursuant to this Agreement or the other Transaction Documents, including compliance with any covenants in this Agreement and such other Transaction Documents, (E) changes in applicable laws or regulations or in accounting policies or principles or in any interpretations of any of the foregoing, (F) any outbreak or escalation of war or armed hostilities or any act of terrorism, (G) earthquakes, hurricanes or other natural disasters or acts of God, (H) any failure by the Company to meet any published estimates or expectations as to revenues, earnings or other measures of financial or operating performance, (I) any failure by the Company to meet any projections, forecasts or budgets prepared by or on behalf of the Company, it being understood however that the factors giving rise to any such failure are not otherwise excluded by this clause (I) from the definition of “Material Adverse Effect” or (J) a decline in the Company’s stock price, in and of itself.
     Section 2.2. Capitalization.
     (a) The authorized capital stock of the Company consists of 90,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on May 5, 2009, (i) 12,499,370 shares of Common Stock were issued and outstanding (including an aggregate of 475,355 restricted shares granted under the Company Option Plans (as defined below)), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 2,069,090 shares of Common Stock were issuable upon the exercise of options and other similar rights (the “Company Stock Awards”) granted under the Company’s 2000 Equity Incentive Plan, 2003 Stock Incentive Plan, 2004 Stock Incentive Plan, 2005 Stock Incentive Plan and 2005 Stock Option Plan (each as amended from time to time and collectively, the “Company Option Plans”) and (iv) 725,633 shares of Common Stock were reserved and available for issuance pursuant to outstanding warrant agreements. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws, and have not been issued in violation of any preemptive or similar rights. The

Company has duly reserved 153,083 shares of Common Stock for future issuances pursuant to the Company Option Plans. Except as set forth above in this Section 2.2(a), and for changes since the date referred to above resulting from the exercise of Company Stock Awards outstanding on such date in accordance with their terms, there are no outstanding shares of capital stock or other voting securities of the Company, securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by the Company or any of its subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of the Company or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of the Company. There are no outstanding obligations of the Company or any of the Company’s subsidiaries to repurchase, redeem or otherwise acquire or make any investment in (by means of a loan, capital contribution or otherwise) any securities of the Company, any of the Company’s subsidiaries or any other person or to vote or to dispose of any securities of the Company or any of the Company’s subsidiaries.
     (b) The Company is not a party to any contract obligating the Company, directly or indirectly, to issue additional securities and there is no circumstance or condition that may give rise to a claim by any person that such person is entitled to acquire any securities of the Company. Other than the Stockholders Voting Agreement and the Purchaser Voting Agreement, the Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities and, to the Company’s knowledge, there are no such agreements to which the Company is not a party.
     (c) The Company has provided to Purchaser a report dated as of December 31, 2008 and updated through May 5, 2009, that sets forth with respect to all equity grants that are outstanding as of such date: (i) the name of each holder of such equity grants; (ii) the total number of shares subject to such equity grants originally issued to such holder; (iii) the date on which such equity grants were issued; (iv) the number of shares subject to the equity grants which have vested and the number of shares that remain subject to such equity grant; (v) the vesting schedule for such equity grants; (vi) the term of such equity grants; (vii) the purchase price per share of such equity grants; and (viii) whether such equity grant has been designated an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company has delivered to Purchaser accurate and complete copies of (A) its standard form of grant agreement for equity grants, (B) any agreement that deviates in any material respect from the standard form of agreement for equity grants and (C) the Company Option Plans.
     (d) All outstanding Company Stock Awards have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities laws.
     (e) All shares of Common Stock subject to issuance upon exercise of the Company Stock Awards, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
     (f) The Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

     Section 2.3. Subsidiaries.
     (a) Section 2.3(a) of the Company Disclosure Schedule lists each subsidiary of the Company and sets forth with respect to each such subsidiary the jurisdiction of incorporation or organization, the authorized and outstanding capital stock of such subsidiary and the owner(s) of record of such outstanding capital stock. All the outstanding shares of capital stock (or other securities having by their terms voting power to elect a majority of directors or others performing similar functions) of each such subsidiary are owned by the Company, by another wholly-owned subsidiary of the Company or by the Company and another wholly-owned subsidiary of the Company, free and clear of all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever (collectively, “Encumbrances”), and are duly authorized, validly issued, fully paid and nonassessable. There are no securities convertible into or exchangeable for shares of capital stock or other securities of any subsidiary of the Company, or subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by the Company or any of its subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of any subsidiary of the Company or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of any subsidiary of the Company. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.
     (b) Other than the shares of capital stock set forth in Section 2.3(a) of the Company Disclosure Schedule, no subsidiary of the Company has outstanding securities of any kind. No subsidiary of the Company is party to any contract obligating such subsidiary, directly or indirectly, to issue any additional securities and there is no circumstance or condition that may give rise to a claim by any person that such person is entitled to acquire the securities of any such subsidiary.
     (c) No subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.
     (d) Other than the subsidiaries set forth in Section 2.3(a) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity.
     (e) There are no obligations, contingent or otherwise, of the Company or any subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.
     Section 2.4. Validity of New Shares. When issued and paid for in accordance with the provisions of this Agreement, the New Shares will be duly authorized and validly issued, fully paid and nonassessable and free of any Encumbrances other than Encumbrances (i) imposed under applicable securities laws or (ii) imposed under any of the Transaction Documents.
     Section 2.5. Authority.
     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this

Agreement and each other Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any other Transaction Document to which the Company is a party or to consummate transactions contemplated hereby and thereby, other than (i) the approval of the Company Stock Sale by a majority of the votes cast by all stockholders entitled to vote, as required under the rules of the NASDAQ Capital Market (the “Stock Sale Approval”); and (ii) the approval of the Charter Amendment by the affirmative vote of the holders of not less than 75% of the issued and outstanding shares of Common Stock (the “Charter Amendment Approval”). This Agreement, the Amended Bylaws and each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company and, assuming the accuracy of the representations made in Section 3.2, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
     (b) The board of directors of the Company, at a meeting duly called and held, by the unanimous vote of all the directors present (i) adopted a resolution approving this Agreement, the Charter Amendment and each other Transaction Document to which the Company is a party, (ii) approved the Company Stock Sale, the other transactions contemplated hereby and the transactions contemplated by the Transaction Documents; (iii) determined that the Company Stock Sale is fair to, and in the best interests of, the Company and its stockholders; (iv) declared the Charter Amendment advisable; (v) took all actions necessary to render any anti-takeover statute or regulation inapplicable to each of the transactions contemplated by the Transaction Documents; and (vi) resolved to recommend that the Company’s stockholders vote in favor of the Company Stock Sale and the Charter Amendment.
     (c) The board of directors of the Company has taken all actions so that the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) applicable to a “business combination” (as defined in such Section 203), and any other applicable law, will not apply to Purchaser or its affiliates with respect to the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. No other anti-takeover statute or regulation applies to this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. The Company does not have any stockholder rights plan in effect.
     Section 2.6. Consents and Approvals; No Violations.
     (a) The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any U.S. or non-U.S. government, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, judicial or arbitral body or other similar authority (a “Governmental Authority”) other than (i) the filing of the Charter Amendment with the Secretary of State of the State of Delaware (the “DSOS”), (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) compliance with any applicable requirements of the NASDAQ Capital Market and (v) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect.

     (b) Subject to the receipt of the Charter Amendment Approval and the filing of the Charter Amendment with the DSOS, the execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any breach of any provision of the Charter Documents or (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of rights or benefits or the creation or acceleration of any right or obligation under or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, lease, license, permit, concession, franchise, purchase order, sales order, contract, agreement or other instrument, understanding or obligation, whether written or oral (a “contract”), to which the Company or any of its subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any law applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clause (iii) for violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.
     Section 2.7. SEC Reports; Financial Statements; Accounting Matters.
     (a) The Company has filed with the Securities and Exchange Commission (the “SEC”) all reports on Form 10-K, 10-Q and 8-K, and all proxy materials, required to be filed or furnished by it since October 31, 2008 (collectively, the “Company SEC Documents”). None of the Company SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary of the Company is required to make any filings with the SEC or any similar Governmental Authority, the NASDAQ Capital Market or any other stock exchange or quotation service.
     (b) The audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “2008 Annual Report”), including any related notes thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be set forth in the notes thereto and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated.
     (c) The Company is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Capital Market.
     (d) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that would adversely affect the Company’s ability to record, process, summarize and report financial data. There is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and is accumulated and made known to the management of the Company as appropriate to allow timely decisions regarding required disclosure, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and the Chief Financial Officer of the Company required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
     (e) There are no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise of the Company or any of its subsidiaries that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated subsidiaries prepared in accordance with United States generally accepted accounting principles other than (i) liabilities reflected, accrued, reserved against or otherwise disclosed in the Company’s audited consolidated balance sheet as of December 31, 2008, included in the 2008 Annual Report (the “Company Balance Sheet”), (ii) liabilities incurred in the ordinary course of business since the date of such balance sheet (the “Balance Sheet Date”), (iii) liabilities or obligations incurred pursuant to or in connection with the transactions contemplated by this Agreement and (iv) liabilities or obligations that would not reasonably be expected to result in a Material Adverse Effect.
     (f) Section 2.7(f) of the Company Disclosure Schedule sets forth a draft, dated May 6, 2009, of the form of Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 to be filed by the Company with the SEC (the “First Quarter Form 10-Q”).  As of the date hereof, the First Quarter Form 10-Q does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 2.8. Absence of Certain Changes or Events. Since the Balance Sheet Date and through and including the date of this Agreement, (a) the business of the Company has been conducted in the ordinary course of business in all material respects, except as permitted under Section 4.1 and (b) there has not been any development, occurrence or event that, individually or in the aggregate with other developments, occurrences or events since that date, has had a Material Adverse Effect.
     Section 2.9. Information Supplied. The Proxy Statement (as defined below) will not, at the time of the Stockholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information which may be supplied by or on behalf of Purchaser or any of its representatives or advisers for inclusion in the Proxy Statement.
     Section 2.10. Benefit Plans; Employees and Employment Practices.
     (a) Section 2.10(a) of the Company Disclosure Schedule contains a complete and accurate list of each (x) “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement

Income Security Act of 1974, as amended (“ERISA”)) (referred to herein as “Pension Plans”), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by the Company or to which the Company contributes or for which the Company has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, and (y) any other benefit arrangement, obligation or practice to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents or independent contractors, that is maintained or sponsored by the Company or to which the Company contributes or for which the Company has otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, including, without limitation, bonus, nonqualified deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change of control, disability, workers’ compensation, death benefit, hospitalization, medical, fringe benefit, excess benefit, executive compensation, stock appreciation, restricted stock, indemnification, collective bargaining agreement, vacation pay, sick leave, severance policies or arrangements, or tuition reimbursement (collectively, “Benefit Plans”). With respect to each Benefit Plan, the Company has made available to Purchaser a true, correct and complete copy of: (i) any current plan documents and amendments thereto; (ii) for the most recently ended plan year, all IRS Form 5500 series forms (and any financial statements and other schedules attached thereto) filed with respect to any Benefit Plan; (iii) all current summary plan descriptions and subsequent summaries of material modifications with respect to each Benefit Plan for which such descriptions and modifications are required under ERISA; (iv) the most recent IRS determination letter for each Pension Plan that is intended to be qualified under Section 401(a) of the Code; (v) all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Authority with respect to any Benefit Plan; and (vi) any other material document relating to a Benefit Plan. For purposes of this Section 2.10, the term “Company” includes any ERISA Affiliate. For purposes of this Section 2.10, the term “ERISA Affiliate” shall mean any person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA. Each Pension Plan intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan is so qualified under all currently applicable provisions of Section 401(a) of the Code and, to the knowledge of the Company, no circumstances exist that would adversely affect the qualification of any such Pension Plan.
     (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code and in each case the regulations thereunder.  Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax exempt status, or has pending an application for such determination from the IRS with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired or is a prototype plan covered by the prototype plan sponsor’s favorable determination letter, and, to the knowledge of the Company, there is not any reason why any such determination letter should be revoked. The Company does not sponsor, maintain or contribute to, or has any liability, contingent or otherwise, with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Benefit Plans is a multi-employer plan. The Company does not contribute to, and has never contributed to or had any liability, contingent or otherwise, with respect to, a multiemployer plan. The Company does not contribute to, and has never contributed to or had any liability, contingent or otherwise, with respect to, a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. No Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or beneficiary or covered dependent of an employee or former employee or directors of the Company or any subsidiary of the Company beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA). Except as would not, individually or in the aggregate, have a Material Adverse Effect, no liabilities as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code has been incurred by the Company, any subsidiary of the Company or any of their respective ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that shall result in the Company, any subsidiary of the Company or any of their respective ERISA Affiliates incurring any such liability. Except as would not, individually or in the aggregate, have a Material Adverse Effect, all amounts withheld from employee paychecks or other amounts payable by the Company or a subsidiary of the Company with respect to each Benefit Plan in respect of current or prior plan years have been contributed to the applicable Benefit Plan or paid or accrued in accordance with generally accepted accounting principles. Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor a subsidiary of the Company has engaged in a transaction in connection with which the Company or a subsidiary of the Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(1) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Benefit Plans or any trusts related thereto which would reasonably be expected to result in any liability of the Company or any subsidiary of the Company. Neither the Company nor its subsidiaries has agreed or otherwise committed to, whether in writing or otherwise, increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Benefit Plan. Each Benefit Plan may be amended and terminated in accordance with its terms. No Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Authority, and no matters are pending with respect to any Benefit Plan under any IRS program.
     (c) No payments or benefits under any Benefit Plan or other agreement of the Company, singularly or in the aggregate, will be considered “excess parachute payments” under Section 280G of the Code. Neither the Company nor any subsidiary has the obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax imposed under Section 4999 of the Code. No payments or benefits under any Benefit Plan or other agreement of the Company are, or expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code. Neither the Company nor any subsidiary has the obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under Section 409A of the Code. To the knowledge of the Company, each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code. The Company believes that each nonqualified deferred compensation plan that is subject to Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code.
     (d) Section 2.10(d) of the Company Disclosure Schedule lists each Benefit Plan, employment, severance, consulting or other contract or with or for the benefit of any officer, director or employee of the Company or any of its subsidiaries that provides for any payment, additional benefits, severance, termination, vesting or acceleration of benefits or rights or otherwise, or other payments or liabilities, upon a “change of control” or the execution of this Agreement or the consummation of any of the transactions contemplated hereby.
     (e) The Company does not maintain, have any obligation to contribute to or have any liability, contingent or otherwise, with respect to, any benefit plan or arrangement outside the United State and has never had any obligation or liability with respect to any such benefit plan or arrangement. The Company does not employ any individual outside the United States.

     (f) Neither the Company nor any subsidiary of the Company is the subject of a proceeding asserting it has committed an unfair labor practice, nor, to the knowledge of the Company, is any such proceeding threatened, nor is there any strike or other labor dispute by the employees of the Company or any subsidiary of the Company pending or threatened, nor does the Company have knowledge of any activity involving any employee of the Company or any subsidiary of the Company or labor organization seeking to certify a collective bargaining unit or engaging in union organizational activity.
     Section 2.11. Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened by or against the Company or any of its subsidiaries before any Governmental Authority that, if adversely determined, reasonably would be expected to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, judgment, decree, injunction or settlement that reasonably that prohibits the Company Stock Sale or any other transaction contemplated by the Transaction Documents.
     Section 2.12. Compliance with Applicable Laws.
     (a) The Company and its subsidiaries are in compliance with all statutes, laws, ordinances, rules, orders, regulations, guidelines or other binding directives of any Governmental Authority (collectively, “laws”) applicable to the Company or its subsidiaries or by which any of their respective properties are bound except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as would not result in a Material Adverse Effect, neither the Company nor its subsidiaries has been notified in writing by any Governmental Authority of any violation or investigation or to the Company’s knowledge, orally of any violation or investigation with respect to any such law, including, but not limited to, laws enforced by United States Attorneys, the United States Food and Drug Administration (the “FDA”), other federal or state administrative agencies and attorneys general of U.S. states and territories, the Centers for Medicare and Medicaid Services, the European Medicines Agency (“EMEA”) and comparable Governmental Authorities in any jurisdiction (collectively, “Drug Law” )).
     (b) The Company and its subsidiaries have all applications, licenses, requests for approvals, exemptions, permits, variances, orders, approvals and other regulatory authorizations from Governmental Authorities required to conduct their respective businesses as now being conducted (the “Company Permits”), except where the failure to hold such Company Permits or the suspension or cancellation thereof would not reasonably be expected to have a Material Adverse Effect, and no such suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, in each case. The Company and its subsidiaries are in compliance with the terms and conditions of the Company Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Purchaser all material Company Permits from the FDA.
     (c) The Company has made available to Purchaser all (i) approved and pending new drug applications (including Section 505(b)(2) applications) and abbreviated new drug applications as of the date hereof and (ii) all pre-clinical and clinical studies and trials and bioequivalence studies referenced in the Company’s investigational new drug applications, pending new drug applications (including Section 505(b)(2) applications) and abbreviated new drug applications previously or as of the date hereof currently undertaken or sponsored by the Company or any subsidiary of the Company. The Company has made available to Purchaser true, complete and accurate copies of all material data and reports with respect to such applications, studies and trials, and all other material information regarding the quality, efficacy and safety of the Products, as well as products subject to an Investigational New Drug Application (“Investigational Products”). The Company has made available to Purchaser all material correspondence and contact information between the Company, the FDA, EMEA and other Governmental

Authorities regarding the products and Investigational Products in the Company’s possession, as the case may be, and, to the extent provided to the Company or any subsidiary of the Company, material correspondence between the FDA, EMEA and other Governmental Authorities relating thereto, including but not limited to (1) reports of inspection observations from any Governmental Authority related to manufacturing facilities where the products are being manufactured, to the extent such report relates to a product, (2) establishment inspection reports from any Governmental Authority, to the extent such report relates to a product, (3) any FDA Form 483s relating to the products or any equivalent thereto from any Governmental Authority in any applicable jurisdiction, (4) any minutes of meetings between the Company and FDA, EMEA or other Governmental Authorities regarding the products and (5) any notice, warning letter, regulatory letter, Section 305 notice, or any other similar communication to the Company or any of the subsidiaries stating that their businesses were or are in material violation of any law, clearance, Company Permit, consent, guidance or guideline, or were or are the subject of any material pending or, to the knowledge of the Company, threatened Governmental Authority investigation, proceeding, review or inquiry.
     (d) Except as would not result in a Material Adverse Effect, none of the Company, any of its subsidiaries or any officers or, to the Company’s knowledge, employees of the Company or any of its subsidiaries is currently, or has been convicted of any crime or been debarred pursuant to 21 U.S.C. Section 335a(a) or 21 U.S.C. Section 335a(b) or any similar law or to the Company’s knowledge, engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar law or authorized by 21 U.S.C. Section 335a(b), or been charged with or convicted under U.S. law for conduct relating to the development or approval, or otherwise relating to the regulation of any product that is a drug under the Generic Drug Enforcement Act of 1992, or any other relevant or analogous law in any applicable jurisdiction.
     (e) None of the Company, any of its subsidiaries or any officers or, to the Company’s knowledge, employees of the Company or any of its subsidiaries is currently excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law, or otherwise made ineligible to participate in U.S. federal or state health care programs, or any other relevant or analogous law in any applicable jurisdictions or, to the Company’s knowledge, engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law, or otherwise made ineligible to participate in U.S. federal or state health care programs, or any other relevant or analogous law in any applicable jurisdictions. Except as would not result in a Material Adverse Effect, none of the Company, any of its subsidiaries or any officers or, to the Company’s knowledge, employees of the Company or any of its subsidiaries is currently, or has violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including, without limitation, the Medicare/Medicaid Anti-kickback provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b), and the relevant regulations in 42 C.F.R. Part 1001, or any other relevant or analogous law in any applicable jurisdictions. Except as would not result in a Material Adverse Effect, neither the Company nor any subsidiary, nor any officer, nor, to the Company’s knowledge, employee or agent acting on behalf of the Company or any subsidiary, has, unless corrected in a subsequent statement, act or disclosure made prior to the date hereof, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to violate the FDA policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities,” set forth in 56 Fed Reg. 46191 (September 10, 1991) or any similar policy or other relevant or analogous law in any applicable jurisdiction. Except as would not result in a Material Adverse Effect, none of the Company, any of its subsidiaries or any officers or, to the Company’s knowledge, employees of the Company or any of its subsidiaries has provided any false or fraudulent information to the Centers for Medicare & Medicaid

Services, any of its contractors, or Part D prescription drug plans, for any purpose, including, but not limited to, coverage of any of its products or the setting of any reimbursement rates. Except as would not result in a Material Adverse Effect, none of the Company, any of its subsidiaries or any officers or, to the Company’s knowledge, employees of the Company or any of its subsidiaries has provided any false or fraudulent information to any compendia that are used by any Federal healthcare program to establish coverage or payment for any of the Company’s products. Except as would not result in a Material Adverse Effect, none of the Company, any of its subsidiaries or any officers or, to the Company’s knowledge, employees of the Company or any of its subsidiaries has furnished any false or fraudulent reimbursement advice to any actual or potential customer, or has indicated how any actual or potential customer could profit from seeking reimbursement for any of the Company’s products. Except as would not result in a Material Adverse Effect, each of the Company, its subsidiaries’ officers and, to the Company’s knowledge, employees of the Company or any of its subsidiaries, are all in material compliance with the PhRMA Code on Interactions with Healthcare Professionals.
     (f) The Company and its subsidiaries have no knowledge of any material failure (or any material investigation with respect thereto) by them or any licensor, licensee, partner or distributor of the Company or any of its subsidiaries to have at all times complied in all material respects with their obligations to report accurate pricing and other relevant information for the Company’s or its subsidiaries’ products to a Governmental Authority and to pricing services relied upon by a Governmental Authority or other payors for such products.
     (g) Except as would not result in a Material Adverse Effect, no product manufactured, tested, distributed, held and/or marketed by the Company or any of its subsidiaries has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) since the date such product was acquired by the Company or one of its subsidiaries. Except as would not result in a Material Adverse Effect, no proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or pre-market approvals or marketing authorizations of any such product are pending, or to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, nor have any such proceedings been pending at any time since the date such product was acquired by the Company or one of its subsidiaries. The Company has provided or made available to Purchaser all material current U.S. annual periodic reports and all information about adverse drug experiences obtained or otherwise received by the Company, in each case since December 31, 2005, from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies, reports in the scientific literature, and unpublished scientific papers, relating to any product or, to the Company’s knowledge, Investigational Product manufactured, tested, distributed, held and/or marketed by the Company, any of its subsidiaries in the possession of the Company or any of its subsidiaries, except for any adverse drug experiences or reports which would not result in a Material Adverse Effect.
     Section 2.13. Tax Matters.
     (a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) all Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its subsidiaries have been filed, and such Company Tax Returns are correct and complete in all material respects; (ii) the Company and its subsidiaries have paid all Taxes shown as due and payable on such Tax Returns; and (iii) the Company has made provision in its financial statements for all Taxes payable by the Company and its subsidiaries for which no Tax Return has yet been filed.
     (b) There is no action, suit, proceeding, audit or claim now pending against the Company or any of its subsidiaries in respect of any Tax.

     (c) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
     (d) For purposes of this Agreement, (i) “Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other Tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to Tax or additional amount imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
     (e) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
     (f) Neither the Company nor any of its subsidiaries is party to any agreement, contract arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any (i) “excess parachute payment” within the meaning of Section 280 of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).
     (g) Notwithstanding any other provision of this Article II, the provisions of this Section 2.13 are the sole representations and warranties of the Company relating to Tax, Tax Returns or any other topic addressed in this Section 2.13.
     Section 2.14. Intellectual Property.
     (a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its subsidiaries own free and clear of all Encumbrances (other than Permitted Encumbrances) or have a valid and enforceable right to use all Intellectual Property used in their businesses as currently conducted (the “Company Intellectual Property”); (ii) neither the Company nor any of its subsidiaries has received any notice since January 1, 2007 alleging that the conduct of the business of the Company or its subsidiaries has infringed or misappropriated the Intellectual Property of any other person or challenging the validity or enforceability of any Company Intellectual Property, and there is no suit, judicial, arbitral or other similar proceeding or claim pending (or to the knowledge of the Company, threatened) against the Company or any of its subsidiaries or, to the knowledge of the Company, against any other person, in which allegations to the same effect have been made; (iii) to the knowledge of the Company, no other person is infringing any Company Intellectual Property and (iv) to the knowledge of the Company, the conduct of the respective businesses of the Company and its subsidiaries does not infringe the Intellectual Property of any other person. “Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges not yet due and payable or which are being contested in good faith, (ii) mechanics’, carriers’, warehousemen’s, workers’ and other similar Encumbrances, (iii) Encumbrances on assets incurred to finance the acquisition of such assets or the construction of improvements thereon, (iv) easements, rights of way, building, zoning and other similar encumbrances or title defects, (v) Encumbrances on assets incurred in the ordinary course of business and (vi) other Encumbrances that do not materially impair the use of the underlying property in the ordinary course.

     (b) For purposes of this Agreement, “Intellectual Property” means all patents, copyrights, trade secrets, trademarks, trade names, service marks (including any applications for, and registrations of any of the foregoing), ideas, concepts, discoveries, know-how, technology, inventions, improvements, modifications, techniques, processes, methods, operations, products, services, models, prototypes, logos, styles, designs (whether the design is ornamental or otherwise), computer programs and related documentation, other works of authorship, mask works and the like that are subject to patent, copyright, trade secret, trademark or other intellectual property protection.
     (c) Notwithstanding any other provision of this Article II, the provisions of this Section 2.14 are the sole representations and warranties of the Company relating to Intellectual Property or any other topic addressed in this Section 2.14.
     Section 2.15. Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Houlihan Lokey Howard & Zukin (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Consideration to be received by the Company is fair to the Company from a financial point of view.
     Section 2.16. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than the Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
     Section 2.17. Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Section 897(c)(2) of the Code and any regulations promulgated thereunder.
     Section 2.18. Environmental. The Company and its subsidiaries are and have been in material compliance with all and to the Company’s knowledge have no material liability under any Environmental Laws (including all permits and licenses required thereunder). “Environmental Laws” means all federal, state, local, foreign, provincial laws (including common law), statutes, regulations, and ordinances having the force or effect of law, and all judicial and administrative orders and determinations, concerning pollution or protection of the environment and worker health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, exposure, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, or polychlorinated biphenyls, that were enacted prior to the Closing Date and as they are in effect on the Closing Date. Except as would not result in a Material Adverse Effect, neither the Company nor any of its subsidiaries has received any written notice of any violation of, or any material liability under, any Environmental Law and no action, suit, proceeding or orders are pending, or to the Company’s knowledge, are threatened against the Company or any of its subsidiaries pursuant to or alleging any violation or liability under Environmental Laws.
     Section 2.19. Real Property.
     (a) Neither the Company nor any subsidiary owns any real property.
     (b) Section 2.19(b) of the Company Disclosure Schedule sets forth the address of each parcel of leased real property and a true and complete list of all leases for each such parcel of leased real property. The Company has made available to Purchaser a true and complete copy of each such lease

(including all amendments, extensions, renewals and other agreements with respect thereto). The Company has not received written notice of any material default under any of such leases which has not been cured or waived. The Company (or one of its subsidiaries) has a valid and enforceable leasehold interest in each such parcel of leased real property. Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, (i) the Company (or one of its subsidiaries) has a valid and enforceable leasehold interest in each such parcel of leased real property, (ii) to the Company’s knowledge, neither the Company nor any of its subsidiaries is in material default under such leases, and (iii) to the Company’s knowledge, no event has occurred that would (including upon the giving of notice or the passage of time) constitute a material breach or material default thereunder or allow the other party thereto to terminate or accelerate performance under or otherwise modify any of such leases.
     (c) No portion of such leased real property is currently being subleased, licensed or underlet to any other party.
     Section 2.20. Tangible Personal Property. Except: (a) as set forth on the Company Balance Sheet and (b) for Permitted Encumbrances, the Company or one of its subsidiaries owns good and marketable title to, free and clear of all Liens other than Permitted Encumbrances, or has a valid and enforceable contract, license or lease to use, all of the tangible personal property shown on the Company Balance Sheet or acquired after the date of the Company Balance Sheet, in each case, which is material to its business or operations. Each such item of material personal property is in operable condition and repair, subject to normal wear and tear, except as would not result in a Material Adverse Effect.
     Section 2.21. Related–Party Transactions. Except as disclosed in the Company SEC Reports, no employee, officer, or director of the Company or member of his or her immediate family or any affiliate of the Company (other than a wholly-owned subsidiary of the Company) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Company’s knowledge, except as disclosed in the Company SEC Reports, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. Except as disclosed in the Company SEC Reports, no member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.
     Section 2.22. Company Material Contracts.
     (a) Section 2.22(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following types of written contracts to which any of the Company or its subsidiaries is a party (collectively, the “Company Material Contracts”), in each case, except to the extent set forth in the exhibit index in a Company SEC Report:
          (i) any employment, management, severance, change in control or indemnification arrangements or agreements with any current or former employee of the Company or any of its subsidiaries or any other person that has future required scheduled payments in excess of $150,000 per annum, other than those terminable by the Company or any of its subsidiaries on no more than 30 days notice without material liability or obligation;
          (ii) any employee collective bargaining agreement;

          (iii) any agreement under which the Company or any of its subsidiaries has advanced or loaned any amount to any of its directors, officers, managers or employees outside of the ordinary course of business;
          (iv) any agreement containing a covenant not to compete, exclusivity provision, right of first or last refusal or negotiation or similar right to any of the foregoing granted by the Company or any of its subsidiaries in favor of a third party that materially impairs the business of the Company and its subsidiaries as currently conducted, taken as a whole;
          (v) any agreement relating to the licensing of any material Intellectual Property by the Company or any of its subsidiaries to a third party or by a third party to the Company or any of its subsidiaries or otherwise affecting the Company’s ability to use or exploit any material Company Intellectual Property or the Intellectual Property rights of third parties material to the Company’s business (in all cases, excluding agreements for commercially available, off-the-shelf software);
          (vi) any material manufacturing or quality agreements relating to the sale or distribution of any products of the Company;
          (vii) any material joint venture, partnership or similar arrangement;
          (viii) any lease or similar agreement under which (a) the Company or one of its subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (b) the Company or one of its subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or one of its subsidiaries, in any case which has future required scheduled payments in excess of $250,000 per annum;
          (ix) any agreement or contract under which the Company or one of its subsidiaries has borrowed any money or issued any note, indenture or other evidence of Indebtedness (as defined in Section 4.1(p)) or guaranteed Indebtedness or liabilities of others (other than intercompany Indebtedness among the Company and its subsidiaries, guarantees of Indebtedness of the Company or any of its subsidiaries, endorsements for the purpose of collection, or purchases of equipment or materials made under conditional sales contracts, in each case in the ordinary course of business ) or any letter of credit issued on behalf of the Company or any of its subsidiaries having an outstanding principal amount in excess of $1,000,000;
          (x) any agreement for the sale or purchase of any material asset other than in the ordinary course of business entered into since January 1, 2008 with a purchase price in excess of $1,000,000;
          (xi) any other agreement (including any consulting agreement), contract, lease, license or instrument, in each case not included in clauses (i) through (x) above or set forth on any of the other sections of the Company Disclosure Schedule, to which the Company or one of its subsidiaries is a party or by or to which any of their assets are bound or subject that has a remaining term of more than one year and is not terminable (without penalty) on notice of 12 months or less and that has future required scheduled payments to or by the Company or one of its subsidiaries in excess of $250,000 per annum (other than warranty obligations in the ordinary course of business, purchase orders and leases).
     (b) The Company has delivered to, or made available for inspection by, Purchaser (including by filing with the SEC) a copy of each Company Material Contract. Except as disclosed in the Company Disclosure Schedule, each Company Material Contract is in full force and effect, and is a valid binding and enforceable obligation of the Company or its subsidiaries and, to the Company’s knowledge, of the other parties thereto where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, constitute a Material Adverse Effect. The Company or one of its subsidiaries, as applicable, is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder except for those breaches or defaults that would not have a Company Material Adverse Effect. The Company has not received any written notice or, to the Company’s knowledge, threat of breach, termination, cancellation or non-renewal that is currently in effect with respect to any Company Material Contract.
     Section 2.23. Insurance. The Company maintains in full force and effect such types and amounts of insurance issued by insurers of recognized responsibility insuring the Company with respect to its business and properties, in such amounts and against such losses and risks which are usual and customary in the Company’s business as to amount and scope.
     Section 2.24. No Illegal Payments. None of the Company, any of its subsidiaries or, to the Company’s knowledge, any affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to the Company or any of its subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any of its subsidiaries or any affiliate thereof or any such officer, employee or other person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”
     Section 2.25. No Additional Representations. Except as otherwise expressly set forth in this Article II, none of the Company, its subsidiaries or any other person acting on their behalf makes any representation or warranty of any kind, express or implied, in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Article II, no representation or warranty is made by or on behalf of the Company or its subsidiaries as to any information provided in any management presentation, through any virtual or physical data room or otherwise, including in respect of any financial projections, estimates, forecasts or other data.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to the Company as follows:
     Section 3.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby or the transactions contemplated by the other Transaction Documents to which it is a party.
     Section 3.2. Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary organization action on the part of Purchaser and no other organizational proceedings on the part of Purchaser are necessary to authorize this Agreement and each other Transaction Document to which it is a party or to consummate such transactions. No vote of the stockholders of Purchaser is required to approve this Agreement, any other Transaction Document to which Purchaser is a party or the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by Purchaser and, assuming the accuracy of the representations made in Section 2.5, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with their terms.
     Section 3.3. Consents and Approvals; No Violations.
     (a) The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which it is party and the consummation by it of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the NASDAQ Capital Market and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby and thereby.
     (b) The execution, delivery and performance by Purchaser of this Agreement and each Transaction Document to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any breach of any provision of the organizational documents of Purchaser, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser or any of its subsidiaries under, any of the terms, conditions or provisions of any contract to which it or any of its subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree or any statute, law, ordinance, rule or regulation of any Governmental Authority applicable to Purchaser, any of its subsidiaries or any of their properties or assets.
     (c) Purchaser is not aware of any fact relating to it or its businesses that might reasonably be expected to impair its ability to obtain, on a timely basis, all consents, orders, authorizations and approvals from Governmental Authorities necessary for the consummation of the transactions contemplated hereby.
     Section 3.4. Information Supplied. None of the information supplied or to be supplied by Purchaser specifically for inclusion in the Proxy Statement will, at the time it is supplied, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 3.5. Financing. Purchaser has funds sufficient to pay the Cash Consideration at the Closing.

     Section 3.6. Curosurf.
     (a) Purchaser has the right to grant to the Company the U.S. Curosurf Rights, pursuant to and in accordance with the provisions of the U.S. Curosurf Agreement free and clear of any and all Encumbrances.
     (b) There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Purchaser, threatened by or against Purchaser or any of its subsidiaries or other affiliates before any Governmental Authority that, if adversely determined, reasonably would be expected to result in a Curosurf MAE. Except as would not result in a Curosurf MAE, neither Purchaser nor any of its subsidiaries or other affiliates is subject to any outstanding order, writ, judgment, decree, injunction or settlement that prohibits or could impose any material restriction on execution, delivery or performance of the U.S. Curosurf Agreement.
     (c) Except as would not result in a Curosurf MAE, the manufacture, sale and distribution of Curosurf as conducted by Purchaser and its affiliates are in compliance with all applicable laws. Except as would not result in a Curosurf MAE, neither Purchaser nor its subsidiaries or other affiliates has been notified in writing by any Governmental Authority of any violation or investigation or to Purchaser’s knowledge, orally of any violation or investigation with respect to any law, including, but not limited to, any Drug Law, that relates directly or indirectly to Curosurf.
     (d) Except as would not result in a Curosurf MAE, none of Purchaser, any of its subsidiaries or any officers or, to Purchaser’s knowledge, employees of Purchaser or any of its subsidiaries is currently, or has been convicted of any crime or been debarred pursuant to 21 U.S.C. Section 335a(a) or 21 U.S.C. Section 335a(b) or any similar law or to Purchaser’s knowledge, engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar law or authorized by 21 U.S.C. Section 335a(b), or been charged with or convicted under U.S. law for conduct relating to the development or approval, or otherwise relating to the regulation of any product that is a drug under the Generic Drug Enforcement Act of 1992, or any other relevant or analogous law in any applicable jurisdiction.
     (e) Except as would not result in a Curosurf MAE, no proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Curosurf product or pre-market approvals or marketing authorizations of Curosurf are pending, or to the knowledge of Purchaser, threatened, against Purchaser or any of its subsidiaries, nor have any such proceedings been pending at any time, since Purchaser acquired the rights to Curosurf.
     (f) (i) Purchaser and each of its subsidiaries own free and clear of all Encumbrances other than Permitted Encumbrances or have a valid and enforceable right to use all Intellectual Property used in the manufacture, sale and promotion of Curosurf as currently conducted (the “Curosurf Intellectual Property”); (ii) except as would not result in a Curosurf MAE, neither Purchaser nor any of its subsidiaries has received any notice since January 1, 2007 alleging that the conduct of the business of Purchaser has infringed or misappropriated the Intellectual Property of any other person or challenging the validity or enforceability of any Curosurf Intellectual Property, and there is no suit, judicial, arbitral or other similar proceeding or claim pending (or to the knowledge of Purchaser, threatened) against Purchaser or any of its subsidiaries or, to the knowledge of Purchaser, against any other person, in which allegations to the same effect have been made; (iii) to the knowledge of Purchaser, no other person is infringing any Curosurf Intellectual Property and (iv) to the knowledge of Purchaser, the conduct of the business of Purchaser and its subsidiaries that relates to Curosurf does not infringe the Intellectual Property of any other person.

     (g) As used herein the term “Curosurf MAE” shall mean any development, occurrence or event that, individually or in the aggregate has had or reasonably could be expected to have a material adverse effect on the future U.S. sales of Curosurf or the profitability of those sales other than any development, occurrence or event resulting from (A) general economic, market or political conditions, (B) the announcement or expectation of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including any termination of, reduction in or other negative impact on relationships, contractual or otherwise, with any funding sources, customers, suppliers, distributors, licensors, licensees, partners or employees to the extent related to the announcement or performance of this Agreement and the other Transaction Documents or the identity of Purchaser, (C) changes in applicable laws or regulations or in accounting policies or principles or in any interpretations of any of the foregoing, (D) any failure by Purchaser to meet any projections, forecasts or budgets related to Curosurf prepared by or on behalf of Purchaser, it being understood however that the factors giving rise to any such failure are not otherwise excluded by this clause (D) from the definition of “Curosurf MAE” or (E) the introduction of any product that is competitive with Curosurf.
     Section 3.7. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser.
     Section 3.8. Investment Intent. Purchaser is acquiring the New Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.
     Section 3.9. No Additional Representations. Except as otherwise expressly set forth in this Article III, none of Purchaser, its subsidiaries or any other person acting on their behalf makes any representation or warranty of any kind, express or implied, in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Article III, no representation or warranty is made by or on behalf of Purchaser or its subsidiaries as to any information provided in any management presentation, through any virtual or physical data room or otherwise, including in respect of any financial projections, estimates, forecasts or other data.
ARTICLE IV
COVENANTS
     Section 4.1. Conduct of Business by the Company. From the date hereof until the Closing, except as provided in Section 4.1 of the Company Disclosure Schedule, the Company shall, and shall cause its subsidiaries to, conduct its and their business in the ordinary course and use reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with the Company or its subsidiaries. Without limiting the generality of the foregoing, except as expressly otherwise provided in this Agreement, from the date hereof until the Closing, the Company shall not, and shall cause its subsidiaries not to, directly or indirectly:
     (a) (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for dividends by any direct or indirect wholly-owned subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
     (b) issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or Encumbrance of, any shares of its capital stock or any other security or interest therein other than the issuance of shares of Common Stock upon the exercise of options under the Company Option Plans outstanding on the date of this Agreement and in accordance with the existing terms of such Company Option Plans;
     (c) grant or authorize or propose any grant of any options, stock appreciation rights, phantom rights, profit participation rights or other rights to acquire securities or accelerate, amend or change the period of exercisability or vesting of options or other rights (including the exercise price thereof) granted under its unit or stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;
     (d) alter or amend or propose to alter or amend any of the Charter Documents, other than as contemplated by the Transaction Documents;
     (e) except in connection with ordinary course treasury or cash management functions, acquire or agree to acquire any material assets (including securities) or merge or consolidate with any person, acquire any capital stock or equity interests of any corporation, partnership, association or other business organization or division thereof or engage in any similar transaction or make any loans, advances or capital contributions to, or investments in, any person other than an existing subsidiary;
     (f) sell, lease, license, encumber or otherwise dispose of any of its fixed assets or any interest therein, other than in the ordinary course, or take any action to adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;
     (g) make or agree to make any capital expenditures in excess of $250,000 in any one case or $1,000,000 in the aggregate other than immaterial expenditures in the ordinary course of business;
     (h) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of such claims, liabilities or obligations;
     (i) other than as provided in the Employment Agreements, (i) increase the compensation or benefits of any director, officer or employee, except for, in the cases of non-officer employees, increases in the ordinary course of business, (ii) adopt any amendment to or terminate a Benefit Plan, (iii) adopt any new plan, arrangement or agreement that would constitute a Benefit Plan or (iv) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any director, officer or employee;
     (j) sell, assign, license, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any Company Intellectual Property, or enter into any other agreement regarding the foregoing, except among the Company and its subsidiaries or except in the ordinary course of business;
     (k) take any action (or fail to take any action) that could reasonably be expected to result in the loss, lapse or abandonment of any Company Intellectual Property owned by or under the control of the Company or its subsidiaries (other than (i) copyrights and patents expiring at the end of their natural term and (ii) abandonment or permitted lapse of any other Company Intellectual Property (other than patents)

for which the Company determines in its reasonable business judgment that the cost of maintaining such Company Intellectual Property would outweigh the benefits);
     (l) cease to conduct any existing drug development, regulatory or commercialization activities with respect to any of the Company’s material products;
     (m) make any change in its accounting methods, principles or practices other than in a manner required by United States generally accepted accounting principles, change any fiscal year or annual accounting period;
     (n) make or change any material Tax election, change any Tax accounting method, file any amended Tax Return, or settle or compromise any material Tax liability;
     (o) enter into any consulting agreement, other than agreements with unaffiliated third parties for amounts not in excess of $250,000 individually and $1,000,000 in the aggregate;
     (p) (i) assume, incur or guarantee any (A) any indebtedness for borrowed money, (B) any obligations evidenced by bonds, debentures, notes or other similar instruments, (C) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (D) any obligations as lessee under capitalized leases, (E) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (F) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (G) any guaranty of any of the foregoing (collectively, “Indebtedness”) (other than endorsements for collection in the ordinary course of business), except for draws under the Company’s existing line(s) of credit in the ordinary course of business, (ii) modify the terms of any existing Indebtedness or (iii) repay any existing Indebtedness in advance of its maturity date;
     (q) mortgage, pledge or permit to become subject to Encumbrances (other than Permitted Encumbrances) any properties or assets of the Company or any of its subsidiaries, other than in the ordinary course of business or in connection with the incurrence of Indebtedness permitted hereunder;
     (r) other than travel loans or advances in the ordinary course of business or other than to a direct or indirect wholly owned subsidiary of the Company, make any loans, advances or capital contributions to, or investments in, any other person;
     (s) cancel any debts or waive any claims or rights in excess of $1,000,000, other than in the ordinary course of business;
     (t) (i) amend, modify or terminate, or waive, any material term of any Company Material Contract or waive, release or assign any material rights under any Company Material Contract or (ii) enter into any contract which, if entered into prior to the date hereof, would have been required to be set forth in Section 2.22(a) of the Company Disclosure Schedule; or
     (u) authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of the Company contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to Closing not being satisfied or in a material delay in the satisfaction of such conditions.

     Section 4.2. No Solicitation.
     (a) The Company agrees that from the date hereof through the Closing, (i) it and its subsidiaries shall not, and (ii) it shall cause its and its subsidiaries’ Representatives (as defined in Section 4.4(a)) to not, directly or indirectly, (x) solicit, initiate, seek, facilitate or encourage (including by way of providing information) the submission of any Takeover Proposal or any inquiries, proposals or offers that reasonably may be expected to lead to, any Takeover Proposal or (y) engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or provide any confidential information relating to a Takeover Proposal. The Company shall, and shall direct each of its subsidiaries and each Representative to immediately cease any discussions, negotiations or communications with any party with respect to any Takeover Proposal and use commercially reasonable efforts to obtain the return from all such persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its subsidiaries or its Representatives.
     (b) Notwithstanding the provisions of Section 4.2(a), at any time prior to obtaining the Stock Sale Approval, in response to a written unsolicited Takeover Proposal received by the Company after the date hereof, (i) the Company may, directly or through officers or advisors, contact the person making such Takeover Proposal and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the capability of consummation, so as to determine whether the proposal for a Takeover Proposal is reasonably likely to lead to a Superior Proposal and (ii) if the Company’s board of directors determines in good faith following consultation with its legal and financial advisors that such Takeover Proposal is or is reasonably likely to lead to a Superior Proposal, the Company’s board of directors may (directly or through officers or advisors), after providing Purchaser with not less than 72 hours written notice of its intention to take such actions, (x) furnish nonpublic information with respect to the Company and the Company’s subsidiaries to the person that made such Takeover Proposal (provided, that the Company shall furnish such information pursuant to a confidentiality agreement no less favorable to the Company than the terms of the Confidentiality Agreement), (y) disclose to the Company’s stockholders any information required to be disclosed under applicable law and (z) participate in discussions and negotiations regarding such proposal.
     (c) Except as set forth in this Section 4.2(c), neither the board of directors of the Company nor any committee thereof shall fail to make, withdraw or modify in a manner adverse to Purchaser the Recommendation (as defined below) or approve, recommend, or declare advisable any Takeover Proposal or authorize or permit the Company to enter into any letter of intent or other contract constituting a Takeover Proposal (other than a confidentiality and standstill agreement to the extent permitted by, and in accordance with, Section 4.2(a)), take any action or make any public statement inconsistent with the Recommendation, or resolve, agree to take or publicly propose to do any of the foregoing actions. Notwithstanding the foregoing, if prior to obtaining the Stock Sale Approval, the Company’s board of directors in good faith, after consultation with the Company’s legal advisors, determines that the failure to do so would be inconsistent with the directors’ duties under applicable law, the board may (i) withdraw, qualify or modify in a manner adverse to Purchaser, or fail to make, the Recommendation or recommend that the Company’s stockholders approve a Superior Proposal, (ii) cause the Company to terminate this Agreement and (iii) cause the Company to enter into a definitive agreement providing for or implementing a Superior Proposal, but only (x) not less than 72 hours after providing written notice to Purchaser advising Purchaser that the board of directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and, identifying the person making such Superior Proposal, accompanied by a copy of the definitive agreement proposed to be entered into with the person making the Superior Proposal and (y) if the Company pays the Termination Fee as provided in Section 6.3.

     (d) For purposes of this Agreement, “Takeover Proposal” means any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the fair market value of the assets (including by means of an issuance, sale or other disposition of voting securities) of the Company and its subsidiaries, taken as a whole, or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable; (iii) any direct or indirect acquisition (whether in a single transaction or a series of transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 15% or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of voting securities of the Company.
     (e) For purposes of this Agreement, “Superior Proposal” means a bona fide written proposal for a Takeover Proposal made by a third party after the date hereof that the Company’s board of directors determines (after taking into account any amendments to this Agreement entered into or which Purchaser irrevocably covenants to enter into and for which all internal approvals of Purchaser have been obtained prior to the date of such determination), in good faith and after consultation with its financial and legal advisors, is on terms that are more favorable to the Company’s stockholders than the Company Stock Sale (based upon the financial terms of such Takeover Proposal, the timing of and the availability of financing and the expectations of obtaining required approvals and such other considerations as the Company’s board of directors in the exercise of its fiduciary responsibilities deems relevant); provided, that for the purpose of the definition of “Superior Proposal”, the references to “15%” in the definition of “Takeover Proposal” shall be deemed to refer to 50%.
     (f) The Company shall notify Purchaser of, promptly, but in no event later than three business days after receipt thereof, the material terms of any written proposal that any of the Company or any of its subsidiaries or its officers, directors, or Representatives or affiliates may receive after the date hereof relating to a Takeover Proposal and shall keep Purchaser reasonably informed as to the status of and any material developments regarding any such proposal.
     (g) Nothing in this Section 4.2 or elsewhere in this Agreement shall prevent the Company’s board of directors from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Takeover Proposal or from issuing a stop, look and listen announcement or otherwise making any required disclosure to the Company stockholders if, in the good faith judgment of the Company’s board of directors, after consultation with outside legal counsel, failure to do so would be inconsistent with its obligations under applicable law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A.
     (h) The Company agrees that any violations of the restrictions set forth in this Section 4.2 by any Representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 4.2 by the Company.
     Section 4.3. Stockholder Approval; Preparation of Proxy Statement.
     (a) The Company shall, in accordance with applicable law and its certificate of incorporation and bylaws, as promptly as practicable following the date of this Agreement and the date on which the Proxy Statement is cleared by the staff of the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining the Stock Sale Approval and the Charter Amendment Approval.

     (b) Except to the extent expressly permitted by Section 4.2, (i) the board of directors of the Company shall recommend that the Company’s stockholders vote in favor of the Company Stock Sale and the Charter Amendment Approval, and (ii) the Proxy Statement shall include a statement that the board of directors of the Company has recommended that the Company’s stockholders vote in favor of the Company Stock Sale and the proxy statement described in Section 4.9 shall include a statement that the board of directors of the Company has recommended that the Company’s stockholders vote in favor of the Charter Amendment Approval (this statement and the statement in the Proxy Statement, the “Recommendation”). Notwithstanding the foregoing, if prior to obtaining the Stock Sale Approval, the Company’s board of directors in good faith, after consultation with the Company’s legal advisors, determines that the failure to do so would be inconsistent with the directors’ duties under applicable law, the board may withdraw, qualify or modify, or fail to make the Recommendation. Regardless of whether the Company’s board of directors withdraws, qualifies or modifies, or fails to make the Recommendation, the Company shall submit the Company Stock Sale and the Charter Amendment Approval to the Company’s stockholders for their vote.
     (c) The Company shall, as soon as reasonably practicable following the date of this Agreement, but no later than within fifteen business days from the date hereof, prepare and file a preliminary proxy statement (as subsequently amended, the “Proxy Statement”) with the SEC and thereafter each of the Company and Purchaser shall use their reasonable best efforts to respond to any comments of the SEC or its staff, and to any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information. The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. If at any time prior to the Stockholders Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare, and, after consultation with Purchaser, mail to its stockholders such an amendment or supplement. Purchaser shall cooperate fully with the Company in the preparation of the Proxy Statement, including any amendment or supplement thereto, and shall furnish the Company, promptly upon the Company’s request, with all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Statement. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and related proxy materials and any proposed amendment or supplement to the Proxy Statement prior to its filing with the SEC or dissemination to the Company’s stockholders, and reasonable and good faith consideration shall be given to any comments made by Purchaser and its counsel.
     (d) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and shall take all steps necessary to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law or otherwise deemed appropriate by the Company.
     (e) Notwithstanding anything to the contrary in this Agreement, the Stockholders Meeting, with the consent of the Purchaser, may be postponed.
     (f) The Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated in accordance with its terms before that meeting is held.
     Section 4.4. Access to Information; Confidentiality.
     (a) The Company shall (i) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors and other representatives (together, its “Representatives”) with reasonable access, upon reasonable prior written notice, to the senior management, officers, facilities and books and records of the Company and its subsidiaries and (ii) furnish Purchaser and its Representatives with such financial and other information and data concerning the Company and its subsidiaries and operations of the Company and its subsidiaries as Purchaser reasonably may request in writing. Any exercise by Purchaser or its Representatives of the rights granted under this Section shall be conducted in such a manner as to avoid unreasonable interference with, or any disruption of, the business and operations of the Company and its subsidiaries and so as to avoid any significant interference with the discharge by the employees of the Company and its subsidiaries of their respective normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information if doing so would in the Company’s reasonable opinion jeopardize any attorney-client or other legal privilege or contravene any law in the opinion of outside antitrust counsel reasonably would be expected to make it more difficult to obtain all requisite clearances, approvals and authorizations for the transactions contemplated by this Agreement, including under the HSR Act.
     (b) Each party to this Agreement will hold, and will use its best efforts to cause its affiliates, and their respective Representatives to hold, in strict confidence from any person (other than any such affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of law or (ii) disclosed in an action or proceeding brought by a party to this Agreement in pursuit of its rights or in the exercise of its remedies under this Agreement, all documents and information concerning the other party or any of its affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (A) previously known by the party receiving such documents or information, (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (C) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided, however, that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Company and its subsidiaries furnished by the Company under this Agreement. In the event the transactions contemplated by this Agreement are not consummated, upon the request of the other party, each party hereto will, and will cause its affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related to such documents and information or based on such documents and information prepared by the party furnished such documents and information or its Representatives. The provisions of this Section 4.4 shall supersede the Confidential Disclosure Agreement, dated as of January 6, 2009 between Purchaser and the Company (the “Confidentiality Agreement”).
     Section 4.5. Reasonable Best Efforts to Consummate.
     (a) Subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall (and shall cause its respective subsidiaries, if any, to) use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request.
     (b) Without limiting the generality of anything contained in Section 4.5(a) or elsewhere in this Agreement, each of the parties undertakes and agrees to file as soon as practicable, and in any event within fifteen business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice,

Antitrust Division (the “Antitrust Division”) and as promptly as reasonably practicable to make all other required filings under the antitrust or competition laws of other jurisdictions. Each of the parties shall (i) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or other applicable Governmental Authorities for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority; and (ii) not extend any waiting period under the HSR Act and other applicable Antitrust or competition laws, rules or regulations or enter into any agreement with the FTC, the Antitrust Division or other applicable Governmental Authorities not to consummate the transactions contemplated buy this Agreement, except with the prior written consent of the other parties hereto. Each party shall (x) promptly notify the other party of any written communication to that party or its affiliates from any Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (y) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting; and (z) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to this Agreement.
     Section 4.6. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Purchaser and the Company. Until the Closing, neither Purchaser nor the Company nor any of their respective affiliates shall issue or cause the dissemination of any press release or other public announcements or statements with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby without the consent of the other party, which consent will not be unreasonably withheld, except as may be required by law or by any listing agreement with a national securities exchange or trading market (and in such case shall use all reasonable efforts to consult the other party prior to such release or statement).
     Section 4.7. Contact with Customers and Suppliers. Prior to the Closing, neither Purchaser nor any affiliate, officer, director, advisor, agent, employee or other representative of Purchaser shall contact any employee, customer, supplier or other person having a commercial relationship with the Company or any subsidiary without the consent of the Company, such consent not to be unreasonably withheld.
     Section 4.8. Transfer Taxes. The responsibility for, and the payment obligation in connection therewith, all transfer, registration, stamp, documentary, sales, use and similar Taxes (including all applicable transfer Taxes), and any penalties, interest and additions to such Taxes, and fees incurred, levied or payable in connection with the transactions contemplated by this Agreement shall be borne and paid by Purchaser and Purchaser will at its own expense file or other otherwise submit all necessary returns and other documentation with respect to all such Taxes and fees.
     Section 4.9. Charter Amendment Approval; Filing of the Certificate of Incorporation. As promptly as practicable following the Closing, the Company shall, in accordance with applicable law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Charter Amendment Approval. After promptly as reasonably practicable following the Charter Amendment Approval, the Company shall duly execute and file the Charter Amendment with the DSOS in accordance with the DGCL. The preliminary proxy statement for such stockholders’ meeting will be filed contemporaneously with the Proxy Statement described in Section 4.3 with the SEC and thereafter each of the Company and Purchaser shall use their reasonable best efforts to respond to any comments of the SEC or its staff, and to any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information. Such proxy statement and any amendments or supplements to such proxy statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. If at any time prior to the stockholders’ meeting called to obtain the Charter Amendment Approval there shall occur any event that is required to be set forth in an amendment or supplement to such proxy statement, the Company shall promptly prepare, and, after consultation with Purchaser, mail to its stockholders such an amendment or supplement. Purchaser shall cooperate fully with the Company in the preparation of such proxy statement, including any amendment or supplement thereto, and shall furnish the Company, promptly upon the Company’s request, with all information reasonably requested by the Company for inclusion in, or otherwise in respect of, such proxy statement. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon such proxy statement and related proxy materials and any proposed amendment or supplement to such proxy statement prior to its filing with the SEC or dissemination to the Company’s stockholders, and reasonable and good faith consideration shall be given to any comments made by Purchaser and its counsel.
     Section 4.10. Notification of Certain Matters. The Company shall give prompt notice to Purchaser of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) the failure of any condition precedent to Purchaser’s obligations, (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (e) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or (f) any actions, suits or proceedings, claims, arbitration, litigation or investigations commenced relating to the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.11; provided, however, that (i) the delivery of any notice pursuant to this Section 4.10 shall not limit or otherwise affect any remedies available to Purchaser or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by the Company shall not be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty. Under no circumstances shall a breach of this Section 4.10 cause the conditions set forth in Section 5.2(c) not to be satisfied.
     Section 4.11. Share Issuance Top-Up.
     (a) Purchaser may, within 90 days after the Closing, notify the Company that the aggregate number of shares of Common Stock acquired by Purchaser pursuant to the Initial Stock Sale and at the Closing under this Agreement represents less than 51% of all shares of Common Stock outstanding on a Fully Diluted Basis. “Fully Diluted Basis” means as of any date a calculation that gives effect to the number of shares of Common Stock then issued and outstanding plus the aggregate number of all shares of Common Stock that the Company may be required to issue as of such date pursuant to all options, warrants, rights, convertible or exchangeable securities or similar obligations then outstanding, whether or not such securities are then exercisable and exchangeable but excluding, however, any options, warrants or other similar rights outstanding at the date hereof that have an exercise price equal to or greater than $26.00 per share. Any such notice shall include a detailed explanation of the basis for the calculation, and for the number of shares required to increase such share position to 51% (the “Share Deficit Amount”). If Purchaser’s calculation of the Share Deficit Amount is correct then, within five business days after receipt of such notice, the Company shall issue and deliver to Purchaser a number of shares of Common Stock equal to the Share Deficit Amount.

     (b) During the 90-day period referred to in Section 4.11(a), the Company shall provide Purchaser with such access as Purchaser reasonably may request to the books and records of the Company for the purpose of verifying Purchaser’s percentage share ownership.
ARTICLE V
CONDITIONS
     Section 5.1. Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
     (a) the Stock Sale Approval shall have been obtained;
     (b) no statute, rule, regulation, executive order, decree, ruling, judgment, decision or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement;
     (c) the waiting period applicable to the Company Stock Sale under the HSR Act shall have expired or been terminated; and
     (d) the Initial Stock Sale shall be consummated concurrently with the Closing.
     Section 5.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
     (a) the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without regard to materiality qualifiers or Material Adverse Effect qualifiers contained therein) at and as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except for failures to be true and correct that have not had, and would not reasonably be expected to have, a Material Adverse Effect (other than those representations and warranties contained in Section 2.2(a) [capitalization], 2.4 [validity of new shares] and 2.5 [authority], which shall be true and correct in all but immaterial respects); provided, that for this purpose, any representation or warranty of the Company in this Agreement that is made only as of a specific date shall be required to be true and correct (to the extent specified above) only as of the specific date;
     (b) Purchaser shall have received a certificate signed on behalf of the Company by the President of the Company to the effect specified in Section 5.2(a);
     (c) the Company shall have performed in all material respects all of its covenants and obligations required to be performed by it under this Agreement at or prior to the Closing;
     (d) since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to the Company and be continuing;
     (e) the Company shall have obtained the consent of Meiji Seika Kaisha, Ltd. to the Company Stock Sale;

     (f) Purchaser shall have received a certificate in the form contemplated by Section 897 of the Code and the regulations thereunder, signed by the Company, to the effect that the Company is not and has not been within five years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Code; and
     (g) the Amended Bylaws shall have become effective.
     Section 5.3. Conditions to Obligations of the Company. The obligations of the Company to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
     (a) the representations and warranties of Purchaser contained in this Agreement (other than the representations and warranties set forth in Section 3.6) shall be true and correct in all material respects as of the Closing Date, and the representations and warranties of Purchaser set forth in Section 3.6 [Curosurf] shall be true and correct in all respects (without regard to materiality qualifiers or Curosurf MAE qualifiers contained therein) at and as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except for failures to be true and correct that have not had, and would not reasonably be expected to have, a Curosurf MAE;
     (b) the Company shall have received a certificate signed on behalf of Purchaser by the President of Purchaser to the effect specified in Section 5.3(a);
     (c) Purchaser shall have performed in all material respects all of its covenants and obligations required to be performed by it under this Agreement at or prior to the Closing; and
     (d) the actual U.S. net sales of Curosurf during the period covered by Schedule C shall equal at least 85% of the amounts set forth on Schedule C.
ARTICLE VI
TERMINATION; AMENDMENT AND EXPENSES
     Section 6.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after receipt of the Stock Sale Approval:
     (a) by mutual written consent of Purchaser and the Company; or
     (b) by either Purchaser or the Company:
          (i) if the Closing has not occurred by the close of business on October 31, 2009 (the “Termination Date”); or
          (ii) if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Company Stock Sale and such order, decree, ruling or other action shall have become final and nonappealable; or
          (iii) the Stock Sale Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders (including any adjournment thereof) at which a vote thereon was taken; or

     (c) by Purchaser:
          (i) if the board of directors of the Company or any committee thereof shall have (1) failed to publicly reaffirm its Recommendation within ten business days after (x) a Takeover Proposal shall have been publicly announced and (y) Purchaser shall have requested in writing that the Company’s board of directors do so (provided, that Purchaser may make no more than one such request in respect of each such Takeover Proposal; provided, that each such Takeover Proposal is on the same terms), (2) failed to include the Recommendation in the Proxy Statement, (3) publicly withdrawn or modified the Recommendation in a manner materially adverse to Purchaser (for this purpose, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed a withdrawal or modification of the Recommendation) or (4) publicly approved or recommended a Takeover Proposal; or
          (ii) if any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or become inaccurate, or if a breach of any covenant or agreement of the Company contained in this Agreement shall have occurred, which in any such case would cause any of the conditions set forth in Section 5.2(a) or Section 5.2(c) not to be satisfied, and such inaccuracy or breach shall remain uncured 30 days after written notice thereof shall have been delivered to the Company; or
          (iii) there shall have been a material breach by the Company of any provision of Section 4.2; or
          (iv) if any person or “group” (as defined in Section 13(d)(3) of the Exchange Act), other than Purchaser or any of its affiliates acquires beneficial ownership of more than 20% of the shares of Common Stock or more than 20% of the book value or fair market value of the assets of the Company and its subsidiaries taken as a whole, or the right to acquire ownership of such shares of Common Stock or assets; or
     (d) by the Company:
          (i) in accordance with Section 4.2(c); or
          (ii) if any representation or warranty of Purchaser set forth in this Agreement shall have been inaccurate when made or become inaccurate, or if a breach of any covenant or agreement of Purchaser contained in this Agreement shall have occurred, which in any such case would cause any of the conditions set forth in Section 5.3(a) or Section 5.3(c) not to be satisfied, and such inaccuracy or breach is incapable of being cured before the Termination Date or shall remain uncured 30 days after written notice thereof shall have been delivered to Purchaser; or
          (iii) if (x) all of the conditions to the obligations of Purchaser to consummate the Company Stock Sale set forth in Section 5.1 and Section 5.2 have been satisfied or (to the extent permitted hereunder) waived, other than conditions that by their terms are to be satisfied at Closing but which conditions would be satisfied if the Closing were held on the date of such termination and (y)  Purchaser shall have failed to cause the Company Stock Sale to be consummated.
Notwithstanding anything else contained in this Agreement, (x) the right to terminate this Agreement under Section 6.1(b)(i) shall not be available to a party whose failure to fulfill its obligations or to comply with its covenants under this Agreement has caused the delay of the Closing beyond the Termination Date and (y) the right to terminate this Agreement under Section 6.1(c)(ii) or Section 6.1(d)(ii) shall not be available to a party that then is in material breach of its obligations hereunder.

     Section 6.2. Effect of Termination. If this Agreement is terminated by either the Company or Purchaser as provided in Section 6.1, this Agreement shall forthwith become void except as specifically provided herein and except for Article VI, Article VII and the Confidentiality Agreement, which will survive termination, and there shall be no liability or obligation on the part of Purchaser or the Company or their respective officers or directors hereunder; provided, that nothing contained in this Section 6.2 shall relieve any party from liability arising out of any knowing or willful breach of any of its representations, warranties, covenants or other undertakings set forth in this Agreement.
     Section 6.3. Fees and Expenses.
     (a) Whether or not the Company Stock Sale is consummated and except as otherwise provided in this Agreement, including Section 6.3(b) and Section 6.3(c), each party shall bear its own expenses in connection with the transactions contemplated by this Agreement, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be borne equally by Purchaser on the one hand and the Company on the other hand. For purposes of this Section, “expenses” means the out-of-pocket fees and expenses of any advisors, counsel and accountants, incurred by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby.
     (b) The Company agrees that:
          (i) if Purchaser shall terminate this Agreement pursuant to Section 6.1(c)(i) [Change of Recommendation], other than in a situation in which the condition set forth Section 5.3(d) would not be satisfied at Closing;
          (ii) if the Company shall terminate this Agreement pursuant to Section 6.1(d)(i) [Superior Proposal];
          (iii) if Purchaser shall terminate this Agreement pursuant to Section 6.1(b)(iii) [Failure to Obtain Stock Sale Approval] and prior to such termination a Takeover Proposal for the Company shall have been publicly announced or made to the Company and not subsequently withdrawn, and within twelve months following the termination of this Agreement, the Company enters into a binding agreement to effect a Takeover Proposal (and the transaction provided for in such agreement subsequently is consummated), or a Takeover Proposal with respect to the Company is consummated; or
          (iv) if either party shall have terminated this Agreement pursuant to Section 6.1(b) and as of that date, the Company’s board of directors shall have failed to take such action as would be required to cause the condition set forth in Section 5.2(g) be satisfied, and not less than ten business days prior to such termination Purchaser shall have given notice to the Company requesting that the Company’s board of directors take such action;
then in each case the Company shall pay to Purchaser a fee of $2,500,000 (the “Termination Fee”).
     (c) The Termination Fee shall be payable by wire transfer of immediately available funds to an account designated to the Company by Purchaser, as follows:
          (i) in the case of a termination described in Section 6.3(b)(i) or Section 6.3(b)(iv), within three business days after termination;
          (ii) in the case of a termination described in Section 6.3(b)(ii), simultaneously with such termination; and

          (iii) in the case of a termination described in Section 6.3(b)(iii), within two business days after the earlier of entering such agreement or consummation thereof of the Takeover Proposal referred to therein.
Notwithstanding the foregoing, (i) under no circumstances shall the Company be required to pay the Termination Fee earlier than one full business day after Purchaser has provided wire transfer instructions sufficient to make the payment (and accordingly, no delay by Purchaser in providing wire transfer instructions shall affect the Company’s right to terminate this Agreement pursuant to Section 6.1(d)(i)); and (ii) under no circumstances shall the Company be required to pay more than one Termination Fee.
     (d) If any party fails to pay any amount due pursuant to this Section 6.3 when it is required to be paid, and, in order to obtain such payment, the party entitled to the payment commences a suit that results in a judgment against the other party for any amount payable under this Section 6.3, the defaulting party shall reimburse the prevailing party for all its expenses in connection with such suit, including any costs of collection, together with interest on the amount of the judgment at the highest rate permitted by applicable law from the date such fee was required to be paid.
ARTICLE VII
MISCELLANEOUS
     Section 7.1. Representations and Warranties Do Not Survive. Other than as described in Section 6.2, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 7.1 shall not limit any covenant or agreement which by its terms contemplates performance after the Closing, including Section 4.9.
     Section 7.2. Notices.
     (a) All notices and other communications under this Agreement must be in writing and delivered to the applicable party or parties in person or by delivery to the address or facsimile number specified below (or to such other address or facsimile number as the recipient previously shall have specified by notice to the other parties hereunder):
If to the Company:
Cornerstone Therapeutics Inc.
1255 Crescent Green Drive, Suite 250
Cary, NC 27518
Attention: Chief Financial Officer
Copy to: General Counsel
Facsimile: (888) 443-3092
With a copy (which shall not constitute notice) to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: John A. Healy
Facsimile: (212) 878-8375

If to Purchaser:
Chiesi Farmaceutici SpA
Via Palermo 26/A
43122 Parma, Italy
Attention: President and CEO
Copy to: Corporate Development Director and Legal and Corporate Affairs Director
Facsimile: +39 0521 774468
With copies (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004
Attention: Stephen Paul Mahinka
Facsimile: (202) 739-3001
and
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention: Emilio Ragosa and Steven Navarro
Facsimile: (212) 309-6001
     (b) All notices and other communications sent to the applicable address or facsimile number specified above shall be deemed to have been delivered at the earlier of (i) the time of actual receipt by the addressee; (ii) if the notice is sent by facsimile transmission, the time indicated on the transmitting party’s receipt of confirmation of transmission that time is during the addressee’s regular business hours on a business day, and otherwise at 9:00 a.m. on the next business day after such time; and (iii) if the notice is sent by a nationally recognized, reputable overnight courier service, the time shown on the confirmation of delivery provided by that service if that time is during the recipient’s regular business hours on a business day, and otherwise at 9:00 a.m. on the next business day after such time.
     Section 7.3. Entire Agreement. This Agreement and the exhibits, annexes and schedules hereto, together with the Confidentiality Agreement, the Company Disclosure Schedule and the other Transaction Documents, constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous representations, agreements and understandings, written or oral, with respect to the subject matter hereof.
     Section 7.4. Waiver. Subject to applicable law and except as otherwise provided in this Agreement, any party to this Agreement may, at any time prior to the Closing, extend the time for performance of any obligation under this Agreement of any other party or waive compliance with any term or condition of this Agreement by any other party. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by the party granting such extension or waiver. No delay in asserting or exercising a right under this Agreement shall be deemed a wavier of that right.
     Section 7.5. Amendment. Subject to applicable law and except as otherwise provided in this Agreement, this Agreement may be amended, supplemented or modified at any time prior to the Closing, whether before or after obtaining the Stock Sale Approval; provided, that after the Stock Sale Approval, no amendment shall be made that under applicable law requires further approval by such stockholders without obtaining such further approval. No such amendment, supplement or modification shall be effective unless it is set forth in a written instrument duly executed by each of the parties hereto.
     Section 7.6. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
     Section 7.7. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement, by operation of law or otherwise, without the prior written consent of the other parties to this Agreement and any attempt to do so will be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.
     Section 7.8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR ANY OF THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
     Section 7.9. CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT SITTING IN THE COUNTY OF NEW CASTLE, OR IF SUCH COURT SHALL NOT HAVE PROPER JURISDICTION, OF THE UNITED STATES FEDERAL DISTRICT COURT SITTING IN DELAWARE, AND ANY APPELLATE COURT THEREOF, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES AND AGREES NOT TO ASSERT ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN OR JURISDICTION THEREOF); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 7.9 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 7.2. Such service of process shall have the same effect as if the party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

     Section 7.10. Remedies. The parties hereto agree that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity to which the parties may be entitled. Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.
     Section 7.11. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and the parties hereto shall cooperate in good faith to formulate and implement such provision.
     Section 7.12. Counterparts. This Agreement may be executed manually or by facsimile, in any number of counterparts, all of which will constitute one and the same instrument, and will become effective when a counterpart shall have been executed and delivered by each party to the other parties (except that parties that are affiliates need not deliver counterparts to each other in order for this Agreement to be effective).
     Section 7.13. Interpretation.
     (a) When a reference is made in this Agreement to an Article or a Section hereof, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.
     (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     (c) The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     (d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”
     (e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.
     (f) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.
     (g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
     (h) If any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a business day, such action shall be taken on the next business day following such day.

     (i) References to a person are also to its permitted successors and assigns.
     (j) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
     (k) The term “reasonable best efforts” or similar terms shall not require the waiver of any rights under this Agreement.
     (l) The term “to the Company’s knowledge” and any similar term shall be deemed to mean, with respect to any fact or matter, the actual knowledge of the directors and executive officers of the Company after due inquiry.
     (m) A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
     (n) The term “person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.
     (o) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”
     (p) Except as otherwise may be provided herein, the term “business day” means any day other than a Saturday, Sunday or day when commercial banks in New York City are permitted or required by law to be closed for the conduct of regular banking business.
     (q) The term “affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified.
     (r) The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHIESI FARMACEUTICI SPA
By:	/s/ Alberto Chiesi
	Name:	Alberto Chiesi
	Title:	President

CORNERSTONE THERAPEUTICS INC.
By:	/s/ Craig A. Collard
	Name:	Craig A. Collard
	Title:	CEO

[Signature Page to Stock Purchase Agreement]

Exhibit F
CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CORNERSTONE THERAPEUTICS INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
CORNERSTONE THERAPEUTICS INC., (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1. The name of the Corporation is Cornerstone Therapeutics Inc.
2. The amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 1, 2004, and was subsequently amended on October 31, 2008 (the “Certificate of Incorporation”).
3. The Board of Directors of the Corporation pursuant to Section 242 of the DGCL duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation and declaring such amendment advisable. The stockholders of the Corporation pursuant to Section 242 of the DGCL duly approved and adopted such proposed amendment at a special meeting of stockholders duly called and held upon notice in accordance with Section 222 of the DGCL.
4. The Certificate of Incorporation is hereby amended by deleting Article SIXTH thereof in its entirety and inserting the following in lieu thereof:
“SIXTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws.”
5. Article NINTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“NINTH: This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.
     1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.
     2. The Board of Directors shall have power, without the consent of the stockholders (except as provided by applicable law), to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

     3. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors and the provisions of that certain Governance Agreement by and among the Corporation, the stockholders of the Corporation named therein, and Chiesi Farmaceutici SpA (“Chiesi”) (the “Governance Agreement”), the number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws of the Corporation or any amendment thereof duly adopted by the Board of Directors or by the stockholders. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.
     4. Classes of Directors; Voting.
     (a) For purposes of this Section 4, Section 5 and Section 6, the following terms shall have the respective meanings set forth below:
          (i) “Beneficially Own” means, with respect to any security, having or sharing the power to direct or control the voting or disposition of such security and “Beneficial Ownership” has a correlative meaning;
          (ii) “Class A Directors” means those directors who were not designated by Chiesi for election to the Board of Directors;
          (iii) “Class B Directors” means those directors who, pursuant to the Governance Agreement, were designated by Chiesi for election to the Board of Directors;
          (iv) “Common Stock” means the Corporation’s common stock, par value $0.001 per share;
          (v) “Equity Securities” means any (a) Voting Stock of the Corporation, (b) securities of the Corporation convertible into or exchangeable for Voting Stock and (c) options, rights and warrants issued by the Corporation to acquire Voting Stock;
          (vi) “Fully Diluted Basis” means of any date a calculation that gives effect to the number of shares of Common Stock then issued and outstanding plus the aggregate number of all shares of Common Stock that the Corporation may be required to issue as of such date pursuant to all options, warrants, rights, convertible or exchangeable securities or similar obligations then outstanding, whether or not such securities are then exercisable and exchangeable but excluding, however, any options, warrants or other similar rights outstanding at the date hereof that have an exercise price equal to or greater than $26.00 per share; and
          (vii) “Voting Stock” means the outstanding securities of the Corporation having the right to vote generally in any election of directors of the Board of Directors.
     (b) Subject to the rights of holders of any series of Preferred Stock to elect directors, while the Governance Agreement is in effect:
          (i) the Board of Directors shall be divided into two classes: Class A Directors and Class B Directors; and
          (ii) so long as Chiesi and its affiliates collectively Beneficially Own Common Stock representing not less than 50% of all outstanding Common Stock on a Fully Diluted Basis, (A) the Class B Directors present at a meeting duly held at which a quorum is present will be collectively entitled to exercise the number of votes equal to the aggregate number of Class A Directors present at the meeting with the number of votes allocated to the Class B Directors prorated among the Class B Directors who are present at such meeting and (B) each Class A Director will be entitled to one vote. The differential voting provision in this clause (ii) shall not apply to voting by directors in any committee of the Board of Directors.
     5. Chiesi Approval Required for Certain Actions. For so long as Chiesi and its affiliates Beneficially Own Common Stock constituting not less than 40% of all outstanding Common Stock on a Fully Diluted Basis, the approval of Chiesi shall be required for any of the following:
     (a) the acquisition by the Corporation of any business or assets (other than products acquired for re-sale to customers) for an aggregate price (not including royalties based on sales volumes, but including any assumptions of liabilities, milestone payments and other similar commitments) in excess of $25,000,000;
     (b) the sale, lease, transfer or other disposal of a business or assets of the Corporation for an aggregate price (not including royalties based on sales volumes, but including any assumptions of liabilities, milestone payments and other similar commitments) in excess of $25,000,000; provided, that the approval of Chiesi shall not be required for the sale, license or transfer to another party, in the ordinary course of business, of any Corporation asset (regardless of its value);
     (c) the issuance of any Equity Security or other capital stock of the Corporation, other than (i) issuances pursuant to the Corporation’s employee incentive plans and (ii) issuances upon the exercise of any option, warrant, conversion privilege or other similar right; or
     (d) the repurchase or redemption of any Equity Security or other capital stock of the Corporation, other than (i) redemptions required by the terms thereof, (ii) purchases made at fair market value in connection with any deferred compensation plan maintained by the Corporation and (iii) repurchases of unvested or restricted stock issued pursuant to any employee, officer, director or consultant compensation plan.
6. The Certificate of Incorporation is hereby amended by deleting Article TENTH and ELEVENTH thereof in their entirety and inserting the following in lieu thereof:
“TENTH:
For so long as Chiesi and its affiliates collectively Beneficially Own Common Stock representing not less than 50% of all outstanding Common Stock on a Fully Diluted Basis, the following provisions shall be in effect:
     1. Except as Chiesi may otherwise agree in writing, neither Chiesi nor any of its affiliates shall have a duty to refrain from engaging, directly or indirectly in the same or similar business activities or lines of business as the Corporation. To the fullest extent permitted by law, neither Chiesi nor any officer or director thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Chiesi or of such person’s participation therein.
     2. Subject to compliance with Section 3 of this Article TENTH, in the event that Chiesi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Chiesi and the Corporation, Chiesi shall to the fullest extent permitted by law have no duty to communicate or offer such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Chiesi acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates.
     3. In the event that a director or officer of the Corporation who is also a director, officer or employee of Chiesi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Chiesi (a “Mutual Corporate Opportunity”), such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty with respect to such Mutual Corporate Opportunity, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such Mutual Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation, if such director or officer acts in a manner consistent with the following policy: a Mutual Corporate Opportunity offered to any person who is an officer or director of the Corporation, and who is also an officer, director or employee of Chiesi, shall belong to Chiesi, unless such Mutual Corporate Opportunity was expressly offered to such person in his or her capacity as a director or officer of the Corporation (a “Cornerstone Opportunity”), in which case such Cornerstone Opportunity shall not be pursued by Chiesi.
ELEVENTH: The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.”

     IN WITNESS WHEREOF, this Certificate of Amendment, which has been duly adopted in accordance with Section 242 of the DGCL, has been executed by a duly authorized officer of the Corporation on this ___ day of ___, 2009.

CORNERSTONE THERAPEUTICS INC.

Name:
Title:

Exhibit G

FOURTH AMENDED AND RESTATED
BYLAWS
OF
CORNERSTONE THERAPEUTICS INC.
(Adopted as of                                         , 2009)

(continued)

- ii -

ARTICLE I
STOCKHOLDERS
Section 1.1. Place of Meetings. All meetings of stockholders shall be held at such place as may be designated from time to time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer or, if not so designated, at the principal office of the corporation.
Section 1.2. Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President (if the President shall be a different individual than the Chief Executive Officer) (which date shall not be a legal holiday in the place where the meeting is to be held). If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these Bylaws to the annual meeting of the stockholders shall be deemed to refer to such special meeting.
Section 1.3. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President (if the President shall be a different individual than the Chief Executive Officer) or at the request in writing of stockholders owning at least fifty percent (50%) in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote generally in the election of directors.
Section 1.4. Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the General Corporation Law of the State of Delaware.
Section 1.5. Voting List. The Secretary shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
Section 1.6. Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
Section 1.7. Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.
Section 1.8. Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.
Section 1.9. Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock present or represented and voting on such matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and voting on such matter), except when a different vote is required by law, applicable rule, regulation or listing agreement, the Certificate of Incorporation or these Bylaws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.
Section 1.10. Nomination of Directors.
     (a) Except for (i) directors nominated pursuant to the Governance Agreement, dated as of May 6, 2009, by and among the Corporation, Chiesi Farmaceutici SpA (“Chiesi SpA”) and the stockholders named therein (the “Governance Agreement”) while it is in effect, (ii) any directors entitled to be elected by the holders of preferred stock, (iii) any directors elected in accordance with Section 2.8 hereof by the Board of Directors to fill a vacancy or newly created directorships or (iv) as otherwise required by applicable law or stock market regulation, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nomination for election to the Board of Directors of the corporation at a meeting of stockholders may be made (A) by or at the direction of the Nominating Committee of the Board of Directors or (B) by any stockholder of the corporation who (x) complies with the notice procedures set forth in Section 1.10(b) and (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting.

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     (b) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the corporation as follows: (x) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (y) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors has determined that directors shall be elected as such meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting and (ii) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual or special meeting (or the public announcement thereof) commence a new time (or extend any time period) for the giving of a stockholder’s notice.
     The stockholder’s notice to the Secretary shall set forth: (a) as to each proposed nominee (i) such person’s name, age, business address and, if known, residence address, (ii) such person’s principal occupation or employment, (iii) the class and number of shares of stock of the corporation which are beneficially owned by such person, and (iv) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) as to the stockholder giving the notice (i) such stockholder’s name and address, as they appear on the corporation’s books, (ii) the class and number of shares of stock of the corporation which are owned, beneficially and of record, by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (v) a representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such nomination; and (c) as to the beneficial owner, if any, on whose behalf the nomination is being made (i) such beneficial owner’s name and address, (ii) the class and number of shares of stock of the corporation which are beneficially owned by such beneficial owner, (iii) a description of all arrangements or understandings between such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made and (iv) a representation whether the beneficial owner intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock requirement to elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such nomination. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. The corporation may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the corporation. A stockholder shall not have complied with this Section 1.10(b) if the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10.

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     (c) The chairman of any meeting shall, if the facts warrant, have the power and duty to determine that a nomination was not made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairman should so determine, the chairman shall so declare to the meeting and such nomination shall be disregarded.
     (d) Except as otherwise required by law, nothing in this Section 1.10 shall obligate the corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the corporation or the Board of Directors information with respect to any nominee for director submitted by a stockholder.
     (e) Notwithstanding the foregoing provisions of this Section 1.10, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 1.10, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
     (f) For purposes of this Section 1.10, “public disclosure” shall include disclosure in a press release reported by the Dow Jones New Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
Section 1.11. Notice of Business at Annual Meetings.
     (a) At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the corporation, the procedures in Section 1.10 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures set forth in Section 1.11(b) and (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting.
     (b) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was

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made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time (or extend any time period) for the giving of a stockholder’s notice.
     (c) The stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of stock of the corporation which are owned, of record and beneficially, by the stockholder and beneficial owner, if any, (iv) a description of all arrangements or understandings between such stockholder or such beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of the stockholder or such beneficial owner, if any, in such business, (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of such proposal. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures set forth in this Section 1.11; provided that any stockholder proposal which complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Securities Exchange Act of 1934, as amended, and is to be included in the corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the requirements of this Section 1.11. A stockholder shall not have complied with this Section 1.11(b) if the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.11.
     (d) The chairman of any meeting shall, if the facts warrant, have the power and duty to determine that business was not properly brought before the meeting in accordance with the provisions of this Section 1.11 (including whether the stockholder or beneficial owner, if any, on whose behalf the proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with the representation with respect thereto required by this Section 1.11), and if the chairman should so determine, the chairman shall so declare to the meeting and such business shall not be brought before the meeting.
     (e) Notwithstanding the foregoing provisions of this Section 1.11, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present business, such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 1.11, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

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     (f) For purposes of this Section 1.11, “public disclosure” shall include disclosure in a press release reported by the Dow Jones New Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
Section 1.12. Conduct of Meetings.
     (a) Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence by the President (if the President shall be a different individual than the Chief Executive Officer), or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen by vote of the stockholders at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.
     (b) The Board of Directors of the corporation may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
     (c) The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. If no announcement is made, the polls shall be deemed to have opened when the meeting is convened and closed upon the final adjournment of the meeting. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.
     (d) In advance of any meeting of stockholders, the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President (if the President shall be a different individual than the Chief Executive Officer) shall appoint one or more inspectors or election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of

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the polls and, when the vote in completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.
ARTICLE II
DIRECTORS
Section 2.1. General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.
Section 2.2. Number, Election and Qualification. Subject to the Governance Agreement while it is effect and the rights of the holders of any series of preferred stock to elect directors, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority in voting power of the Board of Directors.
Section 2.3. Term. Directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2.7, and shall serve until the election and qualification of his successor, subject to his earlier death, resignation or removal.
Section 2.4. Quorum. A majority of the total authorized number of directors (including, at any time there are Class B Directors, at least one Class B Director) shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
Section 2.5. Action at Meeting. Subject to the provisions of the Certificate of Incorporation, every act or decision done or made by a majority in voting power of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law.
Section 2.6. Removal. Subject to the Governance Agreement while it is in effect and the rights of holders of any series of preferred stock, directors of the corporation may be removed with or without cause and by the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.
Section 2.7. Vacancies. Subject to the rights of holders of any series of preferred stock any vacancy or newly created directorships on the Board of Directors, however occurring, shall be filled in accordance with the Governance Agreement while it is in effect. Following termination of the Governance Agreement, subject to the rights of holder of any series of preferred stock any vacancy or newly created directorships on the Board of Directors, however occurring, shall be filled in accordance and only by vote of a majority in voting power of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor or until such director’s earlier death, resignation or removal.
Section 2.8. Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President (if the President shall be a different individual than the Chief Executive Officer) or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

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Section 2.9. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.
Section 2.10. Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, two or more directors, or by one director in the event that there is only a single director in office.
Section 2.11. Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (i) in person or by telephone or electronic mail at least 24 hours in advance of the meeting, (ii) by sending a telegram or telecopy or delivering written notice by hand, to such director’s last known business, home or electronic mail address at least 48 hours in advance of the meeting, or (iii) by sending written notice, via first-class mail or reputable overnight courier, to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.
Section 2.12. Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.
Section 2.13. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee.
Section 2.14. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors. Notwithstanding the foregoing, while the Governance Agreement is in effect, (i) the Board of Directors shall designate a Nominating Committee, an Audit Committee and a Compensation Committee and (ii) all matters related to executive compensation shall require the approval of the Compensation Committee and the ratification of the Board of Directors.

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Section 2.15. Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.
Section 2.16. Board Approval Required For Certain Actions.
     (a) For purposes of this Section 2.16:
          (i) “Beneficially Own” means, with respect to any security, having or sharing the power to direct or control the voting or disposition of such security and “Beneficial Ownership” has a correlative meaning;
          (ii) “Equity Security” means (A) Voting Stock of the Corporation, (B) securities of the Corporation convertible into or exchangeable for Voting Stock and (C) options, rights and warrants issued by the Corporation to acquire Voting Stock;
          (iii) “Fully Diluted Basis” means as of any date a calculation that gives effect to the number of shares of common stock of the Corporation then issued and outstanding plus the aggregate number of all shares of common stock that the Corporation may be required to issue as of such date pursuant to all options, warrants, rights, convertible or exchangeable securities or similar obligations then outstanding, whether or not such securities are then exercisable and exchangeable but excluding, however, any options, warrants or other similar rights outstanding at the date hereof that have an exercise price equal to or greater than $26.00 per share; and
          (iv) “Voting Stock” means the outstanding securities of the Corporation having the right to vote generally in any election of the Board of Directors.
     (b) While the Governance Agreement is in effect and for so long as Chiesi SpA and its affiliates (excluding the corporation) collectively Beneficially Own common stock of the corporation constituting more than 50% of all outstanding common stock on a Fully Diluted Basis, the following shall be subject to the approval of the Board of Directors:
          (i) the adoption, modification or amendment of the annual operating or capital budget for the corporation to be effective January 1 of that fiscal year;
          (ii) the entry into, modification or amendment of any exclusive license, distribution or supply agreement to which the corporation or any of its subsidiaries is a party;
          (iii) any capital expenditure in excess of $500,000 in any one case or $2,000,000 in the aggregate;
          (iv) any expense that deviates from the approved annual operating or capital budget, other than immaterial expenditures in the ordinary course of business; or
          (v) the incurrence by the corporation or any of its subsidiaries of indebtedness in excess of $1,000,000 in the aggregate for borrowed money, including, but not limited to trade financing (less than 60 days) either on an individual or cumulative basis or issuing any equity security that ranks senior in liquidation preference to the Equity Securities outstanding as of the date hereof.

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ARTICLE III
OFFICERS
Section 3.1. Titles. The officers of the corporation shall consist of a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors may from time to time determine, including a Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer and one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.
Section 3.2. Election. The President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.
Section 3.3. Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.
Section 3.4. Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.
Section 3.5. Resignation and Removal. Any officer may resign by delivering a written resignation to the corporation at its principal office or to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.
               Any officer may be removed at any time, with or without cause, by vote of a majority of the directors then in office.
               Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the corporation.
Section 3.6. Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.
Section 3.7. Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board, who need not be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.8 of these Bylaws. Unless otherwise provided by the Board of Directors, the Chairman of the Board shall preside at all meetings of the Board of Directors and stockholders.

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Section 3.8. Chief Executive Officer. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board of Directors. The Chief Executive Officer may, but need not, also be the President.
Section 3.9. President. If the Chief Executive Officer is not also the President, the President shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
Section 3.10. Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.
Section 3.11. Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.
               Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.
               In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.
Section 3.12. Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.
               The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

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Section 3.13. Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.
ARTICLE IV
CAPITAL STOCK
Section 4.1. Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.
Section 4.2. Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware.
               Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.
               If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
               Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Section 4.3. Transfers. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only

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on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.
Section 4.4. Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.
Section 4.5. Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.
               If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.
               A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
Section 4.6. Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.
ARTICLE V
GENERAL PROVISIONS
Section 5.1. Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January of each year and end on the last day of December in each year.
Section 5.2. Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.
Section 5.3. Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by

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electronic transmission by the person entitled to notice, whether before, at or after the time stated in such notice, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
Section 5.4. Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President (if the President shall be a different individual than the Chief Executive Officer) or the Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at any meeting of stockholders or securityholders of any other entity or organization, the securities of which may be held by this corporation.
Section 5.5. Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.
Section 5.6. Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.
Section 5.7. Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.
Section 5.8. Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
ARTICLE VI
AMENDMENTS
     These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation.
* * *
Approved by the Board of Directors on                                         , 2009

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